                                                                       Exhibit 2

CONFORMED COPY INCORPORATING CHANGES MADE PURSUANT TO A DEED OF AMENDMENT DATED 16 AUGUST 2005

                                  18 JUNE 2005

                              DANONE HOLDINGS (UK)

                           H.J. HEINZ COMPANY LIMITED

                                       AND

                               H.J. HEINZ COMPANY

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                                    AGREEMENT

                 FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED
                   SHARE CAPITAL OF EACH OF HP FOODS LIMITED,
                          HP FOODS HOLDINGS LIMITED AND
                         HP FOODS INTERNATIONAL LIMITED

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                     (FRESHFIELDS BRUCKHAUS DERINGER LOGO)

                                    CONTENTS

CLAUSE                                                                         PAGE
------                                                                         ----
1.  DEFINITIONS AND INTERPRETATION..........................................     1
2.  SALE AND PURCHASE OF THE SHARES.........................................    14
3.  PRICE...................................................................    15
4.  CONDITIONS TO COMPLETION AND CO-OPERATION...............................    16
5.  PRE-COMPLETION UNDERTAKINGS.............................................    19
6.  COMPLETION..............................................................    19
7.  SETTLEMENT OF INTRA-GROUP DEBT..........................................    20
8.  WARRANTIES..............................................................    22
9.  PURCHASERS' WARRANTIES..................................................    24
9A. DISTRIBUTION AGREEMENTS AND THIRD PARTY CONSENTS........................    24
10. CONDUCT OF PROCEEDINGS..................................................    26
11. INDEMNITIES.............................................................    28
12. PROPERTY................................................................    28
13. NAME CHANGES, LABELLING AND IT SERVICES.................................    30
14. PRODUCT QUALITY.........................................................    31
15. NO RIGHTS OF RESCISSION OR TERMINATION..................................    31
16. INSURANCE...............................................................    31
17. PROTECTIVE COVENANTS....................................................    32
18. PAYMENTS................................................................    34
19. CONFIDENTIALITY.........................................................    35
20. ENTIRE AGREEMENT........................................................    37
21. VARIATION...............................................................    38
22. ASSIGNMENT..............................................................    38
23. ASSURANCES..............................................................    39
24. ANNOUNCEMENTS...........................................................    40
25. COSTS...................................................................    40
26. SEVERABILITY............................................................    41
27. COUNTERPARTS............................................................    41
28. TIME OF THE ESSENCE.....................................................    41
29. WAIVERS, RIGHTS AND REMEDIES............................................    41


                                                                          Page I

30. NOTICES.................................................................    41
31. NO RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999............    43
32. GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS......................    43

SCHEDULE 1  THE COMPANIES AND THE SUBSIDIARIES..............................    45
   PART A   DETAILS OF THE COMPANIES........................................    45
   PART B   DETAILS OF THE SUBSIDIARIES.....................................    46

SCHEDULE 2  THE SHARES TO BE SOLD AND THE CONSIDERATION.....................    47

SCHEDULE 3  PRE-COMPLETION UNDERTAKINGS.....................................    48

SCHEDULE 4  VENDOR WARRANTIES...............................................    49
   PART A : GENERAL/COMMERCIAL..............................................    49
   PART B   PROPERTY WARRANTIES.............................................    58
   PART C   ENVIRONMENTAL WARRANTIES........................................    61
   PART D   INTELLECTUAL PROPERTY WARRANTIES................................    61
   PART E   INFORMATION TECHNOLOGY WARRANTIES...............................    63
   PART F   DIRECTORS AND EMPLOYEES.........................................    63
   PART G   PENSION WARRANTIES..............................................    65
   PART H   TAX WARRANTIES..................................................    67
   PART I   COMPETITION/ANTITRUST...........................................    70

SCHEDULE 5  PURCHASERS' WARRANTIES..........................................    71

SCHEDULE 6  LIMITATIONS ON CLAIMS...........................................    72

SCHEDULE 7  COMPLETION ARRANGEMENTS.........................................    79
   PART A : COMPLETION OBLIGATIONS..........................................    79

SCHEDULE 8  PROPERTY DETAILS................................................    80

SCHEDULE 9  INTELLECTUAL PROPERTY...........................................    81

OWNED IP....................................................................    81

SCHEDULE 10 POST-COMPLETION FINANCIAL ADJUSTMENTS...........................    82
   PART A : PRELIMINARY.....................................................    82
   PART B : SPECIFIC ACCOUNTING TREATMENTS..................................    83
   PART C : COMPLETION STATEMENT............................................    84
   PART D : FINANCIAL ADJUSTMENT PROVISIONS.................................    87

ANNEX 1 TO SCHEDULE 10: ESTIMATED AMOUNTS...................................    90

ANNEX 2 TO SCHEDULE 10: COMPLETION STATEMENT FORMAT.........................    91


                                                                         Page II

ANNEX 3 TO SCHEDULE 10: PRICEWATERHOUSECOOPERS WORKING CAPITAL ANALYSIS.....    92

ANNEX 4 TO SCHEDULE 10: ELEMENTS OF RECONCILIATION BETWEEN THE MANAGEMENT
   ACCOUNTS AND THE ACCOUNTS................................................    93
SCHEDULE 11 TAX COVENANT....................................................    94
SCHEDULE 12 PROPERTY........................................................    95
SCHEDULE 13 DATA ROOM LIST..................................................    96
SCHEDULE 14 DISTRIBUTION AGREEMENTS.........................................    97


                                                                        Page III

THIS SALE AND PURCHASE AGREEMENT is made on 18 June 2005

BETWEEN:

(1) DANONE HOLDINGS (UK) (registered no. 02255846), whose registered office is at 20-22 Bedford Row, London WC1R 4JS, United Kingdom) (the VENDOR);

(2) H.J. HEINZ COMPANY LIMITED (registered no. 00147624), whose registered office is at South Building, Hayes Park, Hayes, Middlesex UB4 8AL, United Kingdom (the HP PURCHASER); and

(3) H.J. HEINZ COMPANY, a Pennsylvania corporation whose head office is at 600 Grant Street, Pittsburgh, Pennsylvania 15219, United States of America (the L&P PURCHASER).

WHEREAS:

(A) HP Foods Limited is a private company limited by shares incorporated in England on 5 May 1988, HP Foods Holdings Limited is a private company limited by shares incorporated in England on 29 May 1925 and HP Foods International Limited (together with HP Foods Limited and HP Foods Holdings Limited, the COMPANIES and each a COMPANY) is a private company limited by shares incorporated in England on 2 October 1931. Further details of the Companies are set out in Part A of
Schedule 1. The Vendor is the sole legal and beneficial owner of the issued share capital of each of the Companies.

(B) The companies of which details are set out in Part B of Schedule 1 (the SUBSIDIARIES) are subsidiaries of the Companies.

(C) The Vendor has agreed to sell, and the HP Purchaser has agreed to purchase, all of the issued shares in the capital of HP Foods Limited and HP Foods Holdings Limited, and the Vendor has agreed to sell, and the L&P Purchaser has agreed to purchase, all of the issued shares in the capital of HP Foods International Limited (together, the SHARES) for the consideration and upon the terms and subject to the conditions set out in this Agreement (the PROPOSED TRANSACTION).

IT IS AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

DEFINITIONS

1.1 In this Agreement, the following expressions shall have the following meanings:

ACCOUNTANTS means the Purchasers' Accountants and the Vendor's Accountants;

ACCOUNTING PRINCIPLES means the accounting principles, policies, treatments, practices and categorisations used in the preparation of the Accounts;

ACCOUNTS means the unaudited combined consolidated accounts of the Companies as at the Accounts Date in the Agreed Form together with any notes, reports, statements or documents included in or annexed or attached to them;

ACCOUNTS DATE means 31 December 2004;

ACTUARIAL VALUATIONS means the actuarial valuation of the UK Pension Scheme as at 5 April 2004, and the actuarial valuations of the US Pension Schemes as at 31 December 2004 (copies of which are included in the Data Room);

AFFILIATE means in relation to any party, any subsidiary undertaking or parent undertaking of that party and any subsidiary undertaking of any such parent undertaking, in each case from time to time;

AGREED FORM means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of the Vendor and the Purchasers (in each case with such amendments as may be agreed by or on behalf of the Vendor and the Purchasers);

ACQUIRED BUSINESS has the meaning given in clause 17.2;

ACQUIRED COMPETING BUSINESS has the meaning given in clause 17.2;

AMOY SUPPLY AGREEMENT means the supply agreement to be entered into between HP Foods Limited, Danone Asia Pte Ltd and Amoy Food Limited between the date of this Agreement and the Completion Date;

AMOY TRADE MARK LICENCE means the licence dated to be entered into between HP Foods Limited and Danone Asia Pte Ltd between the date of this Agreement and Completion;

BLOCKING ORDER means an order made by the UK Competition Commission pursuant to section 81(2) of the EA in respect of the Proposed Transaction which would prevent the transfer of the Shares;

BOSTON OPTION AGREEMENT means the Option Agreement dated 19 May 2005 between H P Foods Limited (1) and Chestnut Homes Limited (2);

BOSTON PROPERTY means property being Boston Manufacturing Plant, Pulvertoft Lane, White Horse Lane, Boston, Lincolnshire;

BUDGET means the rolling quarterly budget of the Group from time to time;

BUSINESS means the business of the Group as carried on at the date of this Agreement including (without limitation) the production, development, manufacture, distribution and sale of the products currently produced, developed, manufactured, distributed or sold by the Group;

BUSINESS DAY means a day (excluding Saturdays) on which banks generally are open in London and Paris for the transaction of normal banking business;

BUSINESS IP means the Owned IP and all other registered Intellectual Property Rights used by the Business;

CASH means the aggregate of the Group's freely available cash or cash equivalents in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation, including all interest accrued thereon, as at Completion, as set out in the accounting records/nominal ledgers of each Group Company (excluding insurance proceeds received relating to future capital expenditure);

CC means the UK Competition Commission;

CC REFERENCE means a reference of the Proposed Transaction being made by the OFT to the CC;

CODE means the US Internal Revenue Code of 1986, as amended;

COMPANY and COMPANIES have the meaning given in Recital (A);

Competing Business has the meaning given in clause 17.1;

COMPETITION AUTHORITY means any relevant government, governmental, national, supranational, competition or antitrust body or other authority, in any jurisdiction, which is responsible for applying merger control or other competition or antitrust legislation in such jurisdictions;

COMPLETION means completion of the sale and purchase of the Shares in accordance with clause 6;

COMPLETION DATE has the meaning given in clause 6.1;

COMPLETION STATEMENT has the meaning given to it in paragraph 1 of Part C of
Schedule 10;

CONFIDENTIAL INFORMATION has the meaning given in clause 19.1(a);

CONFIDENTIALITY AGREEMENT means the confidentiality letter dated 24 March 2005 signed by Groupe Danone S.A. and the L&P Purchaser;

CONNECTED PERSON has the meaning given in clause 20.1;

CONSEQUENTIAL LOSSES means any punitive or exemplary damages, any indirect or consequential damages or any loss of profit or revenue or damage to goodwill or reputation, in each case whether due to a breach of contract, breach of warranty, the negligence of the Vendor or otherwise;

CONTRACT RATE means four per cent.;

COSTS means any liabilities, losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case, of any nature whatsoever;

DATA ROOM means the documents made available by the Vendor as at 17 June 2005 on the internet through the Merrill data site for the purpose of allowing the Purchasers to undertake due diligence with respect to the Group, an index (the DATA ROOM INDEX) of which forms Schedule 1 to the Disclosure Letter, together with the sensitive information provided to the Purchasers on or before the date of this Agreement, an index of which (the DISCLOSURE BUNDLE INDEX) forms
Schedule 5 to the Disclosure Letter;

DEBT FREE/CASH FREE PRICE has the meaning given in clause 3.1;

DEFAULT INTEREST RATE means interest at LIBOR plus four per cent.;

DISTRIBUTION AGREEMENTS means those agreements listed in Schedule 14, together with any other agreements as agreed between the parties from time to time, to the extent that they relate to the Business (but if relating only in part to the Business, then only to the extent that they do so relate);

DUE DATE has the meaning given in clause 18.3;

DUE SUM has the meaning given in clause 18.3;

DISCLOSURE LETTER means the letter of even date herewith from the Vendor to the Purchasers;

DUTCH PENSION SCHEME means the Centraal Beheer pension scheme for the employees of B.E. International Foods B.V. (pensioenreglement voor de werknemers van B.E. International Foods B.V.) and the industry wide pension fund for the wholesale of food (reglementen voor het Bedrijfstakpensioenfonds voor de Groothandel in Levensmiddelen);

EA means the Enterprise Act 2002 (UK);

EMPLOYEES means the officers and employees of any of the Group Companies, and EMPLOYEE means one of them;

ENCUMBRANCE means any mortgage, charge, pledge, lien, encumbrance, equity, claim or other third party right or interest or security interest, title retention or any other security agreement or arrangement or any agreement to create any of the above (including, without limitation, any right to acquire, option or right of pre-emption or conversion) of any nature whatsoever;

ENFIELD PROPERTY means property being 1371 Mollison Avenue, Enfield, Middlesex EN3 7JZ

ENVIRONMENT means all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water or land;

ENVIRONMENTAL CLAIM means a Relevant Claim which is a claim in respect of any breach of the warranties set out in Part C of Schedule 4;

ENVIRONMENTAL CONSENTS means any permit, licence, authorisation, approval or consent required under or in relation to Environmental Laws by the Group Companies relating to the operation of the Business carried out at the Properties;

ENVIRONMENTAL LAWS means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil, criminal law), which relate to the Environment or Environmental Matters and which are in force and binding as at Completion or were at an earlier relevant time in force and binding;

ENVIRONMENTAL MATTERS means:

(a) pollution or contamination of the Environment; or

(b) the generation, manufacture, processing, handling, storage, distribution, use, treatment, removal, transport, disposal, release, emission, spillage, deposit or discharge of Hazardous Substances;

ESTIMATED CASH means the estimated Cash attributable to the Group as at Completion, as shown in Part A of Annex 1 to Schedule 10;

ESTIMATED EXTERNAL DEBT means, in relation to the Group, the estimated External Debt attributable to the Group as at Completion, as shown in Part A of Annex 1 to Schedule 10;

ESTIMATED INTRA-GROUP PAYABLES means the individual estimated Intra-Group Payables expressed in the applicable currency attributable to any Group Company, as shown in Part B of Annex 1 to Schedule 10;

ESTIMATED INTRA-GROUP RECEIVABLES means the individual estimated Intra-Group Receivables expressed in the applicable currency attributable to any Group Company, as shown in Part B of Annex 1 to Schedule 10;

EXCHANGE RATE means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into sterling on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Barclays Bank Plc as at the close of business in London on such date;

EXTERNAL DEBT means, in relation to each Group Company, the aggregate of the Financial Debt owed by that Group Company as shown by the books of that Group Company as at Completion and any capital leases, break fees on any financing arrangements (triggered by change of control or prepayment), costs accrued with respect to remediation to original state (as required by any contractual obligations), any dividends declared but unpaid, sale and leaseback arrangements, accrued taxes on income, profits or gains and any other arrangement with the commercial effect of a borrowing. For the avoidance of doubt, External Debt shall not include any Intra-Group Payables (and any interest thereon) nor any items to be treated as creditors in Working Capital;

FAIR LAWN PROPERTY means the property being 15-01 Pollitt Drive, Fair Lawn, New Jersey 07410 USA as more particularly described in Schedule 8;

FINAL GERMAN PROHIBITION DECISION means a final determination of the German Bundeskartellamt pursuant to German merger laws and regulations that any part of the Proposed Transaction may not be put into effect;

FINAL IRISH PROHIBITION DECISION means a final determination of the Irish Competition Authority pursuant to Irish merger laws and regulations that any part of the Proposed Transaction may not be put into effect;

FINAL UK PROHIBITION DECISION means an order made by the UK Competition Commission pursuant to section 84 of the EA that the Proposed Transaction may not be put into effect;

FINAL SHARE PRICE has the meaning given in clause 3;

FINANCIAL ADJUSTMENTS means any adjustment(s) required in accordance with the Financial Adjustment Provisions;

FINANCIAL ADJUSTMENT PROVISIONS means the provisions of Part D of Schedule 10;

FINANCIAL DEBT means borrowings, book overdrafts, and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial acceptance, credit, lending or other similar institution or organisation which (in each case) is not a member of the Vendor's Group together with accrued interest and the unpaid Project Tardis Costs at Completion, but excluding any long-term deferred tax and pensions liabilities;

GERMAN PENSION SCHEME means the pension scheme provided by AMB Generale Pensionskasse for the employees of B.E.International Foods GmbH;

GERMAN PHASE II COMMENCEMENT means the German Bundeskartellamt informing either the Purchasers or the Vendor in accordance with German merger laws or regulations that it intends to carry out an in depth investigation (commonly referred to as a Phase II investigation) into the Proposed Transaction;

GROUP means each of the Companies and their Subsidiaries;

GROUP COMPANIES means the Companies and the Subsidiaries and GROUP COMPANY means any of them;

GOVERNMENTAL ENTITY means, in relation to anywhere in the world, any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

HAZARDOUS SUBSTANCES means any chemicals, materials or substances, whether natural or man-made and whether solid, liquid or gaseous, defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law, including any petroleum products;

HOLD SEPARATE ORDER means an order of the CC pursuant to section 81(2) of the EA in respect of the Proposed Transaction which does not constitute a Blocking Order;

HOLD SEPARATE UNDERTAKINGS means undertakings given to the CC pursuant to section 80 of the EA in respect of the Proposed Transaction;

ICA means the Irish Competition Authority;

INDEPENDENT FIRM has the meaning given in paragraph 7 of Part C of Schedule 10;

INFORMATION MEMORANDUM means the information memorandum dated March 2005 in relation to the Group provided by the Vendor to the Purchasers;

INITIAL SHARE PRICE has the meaning given in clause 3.2;

INSTITUTE OF CHARTERED ACCOUNTANTS means the body of the Institute of Chartered Accountants of England and Wales with its registered office at Chartered Accountants' Hall, PO Box 433, Moorgate Place, London EC2P 2BJ;

INTELLECTUAL PROPERTY RIGHTS means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, designs, copyright and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual or industrial property rights and any rights therein, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

INTER-COMPANY TRADING AMOUNTS means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT arising on such amounts, as between (i) any member of the Vendor's Group, on the one hand, and (ii) any Group Company, on the other hand, as at Completion in respect of inter-company trading activity between them and the provision of services, facilities and benefits; for the avoidance of doubt, Inter-Company Trading Amounts:

(a) include, where applicable, amounts owed in respect of salaries or other employee benefits (including payroll taxes thereon but excluding any bonuses and related taxes), insurance (including health and motor insurance), pension and retirement benefit payments, management training and car rental payments paid or management services provided between them up to Completion; but

(b) exclude amounts due in respect of matters which would in the ordinary course of the business of the Group remain outstanding or otherwise have the characteristics of an intra-group loan and also exclude, except as aforesaid, any amounts in respect of tax or group relief);

INTERNAL IT SYSTEMS means the information and communications technologies used by the Group including hardware, proprietary and third party software, networks, peripherals and associated documentation;

INTRA-GROUP PAYABLES means, in relation to each Group Company, any amounts owed as at Completion by that Group Company to any member of the Vendor's Group, which are in each case neither Inter-Company Trading Amounts nor amounts in respect of tax or group relief, together with accrued interest, if any, up to the date of Completion on the terms of the applicable debt; and Intra-Group Payable shall be construed accordingly;

INTRA-GROUP RECEIVABLES means, in relation to each Group Company, any amounts owed as at Completion to that Group Company from any member of the Vendor's Group which are in each case neither Inter-Company Trading Amounts nor amounts in respect of tax or group relief, together with accrued interest, if any, up to the date of Completion on the terms of the applicable debt; and Intra-Group Receivable shall be construed accordingly and, for the avoidance of doubt, shall include an amount of L2,866,935 owed by Danone Holdings (UK) to HP Foods Holdings Limited;

IRISH CLEARANCE means a decision by the ICA that the Proposed Transaction may be put into effect;

KNOW-HOW means technical, financial and commercial information in any medium or format, including information relating to products, their development, formulation, manufacture, recipes, ingredients, specifications, process details and instructions, quality assurance and testing specifications, packaging, transporting, distributing, sale and regulation;

LIBOR means:

(a) the display rate per annum of the offered quotation for deposits in sterling for a period of one month which appears on Telerate 3750 (or such other page as the parties may agree) at or about 11.00a.m. London time on the Due Date; or

(b) if the display rate cannot be determined under paragraph (a) above, the rate determined as if the parties had specified that the rate for the Due Date will be determined on the basis of the rates at which deposits in sterling are offered by Barclays Bank Plc at or about 11.00a.m. London time on the Due Date to prime banks in the London Interbank Market for a period of one month commencing on the Due Date for amounts comparable to the Due Sum, and, for the purposes of this definition, TELERATE PAGE 3750 means the display designated as Page 3750 on the Telerate Service (or such other pages as may replace Page 3750 on that service) or such other service as may be nominated by the British Bankers' Association (including the Reuters Screen) as the information Vendors for the purposes of displaying British Bankers' Association Interest Settlement Rates for deposits in sterling;

LICENCES IN means the licences of Intellectual Property Rights which have been granted to Group Companies;

LICENCES OUT means the licences of Intellectual Property Rights which have been granted by Group Companies to third parties or to any member of the Vendor's Group;

LONGSTOP DATE means 17 September 2005, or, at the Vendor's absolute discretion in the event of a CC Reference occurring, five Business Days after any Blocking Order no longer subsists, or such other date as the parties may agree in writing;

MANAGEMENT ACCOUNTS means the unaudited combined consolidated management accounts for the period from the Accounts Date to 31 May 2005 in the Agreed Form;

MATERIAL means (unless otherwise defined) material in the context of the Group as a whole (and MATERIALLY shall be construed accordingly);

MATERIAL CLOSING OBLIGATIONS has the meaning given in clause 6.3;

MATERIAL CONTRACT has the meaning given in paragraph 7.1(a) of Part A of
Schedule 4;

NON-STATUTORY SUBMISSION means a notification of the Proposed Transaction to the OFT otherwise than pursuant to section 96 of the EA;

OFT means the UK Office of Fair Trading;

OWNED IP means the registered Intellectual Property Rights and pending applications owned by the Group;

PENSION SCHEMES means the Dutch Pension Schemes, the German Pension Scheme, the UK Pension Scheme and the US Pension Schemes;

PERSONAL PENSIONS means the Danone (UK) Stakeholder Pension Scheme;

PROJECT TARDIS means the consolidation of production at the Worcester manufacturing plant and bottling at the Aston Cross manufacturing plant and the closure of the plant at Boston;

PROJECT TARDIS COSTS means the Costs incurred or to be incurred by any Group Company in connection with Project Tardis which remain unpaid by the Completion Date;

PROPERTIES means any or all (or any part or parts) of the freehold and leasehold properties particulars of which are set out in of Schedule 8;

PROPERTY DISPOSALS means the disposals by HP Foods Limited of the Enfield Property and the Boston Property, each such disposal having been effected by means of a deed of transfer executed on 17 June 2005 by HP Foods Limited, B.E. International Foods Limited and the Vendor (in the case of the Enfield Property) and by HP Foods Limited and the Vendor (in the case of the Boston Property);

PROPERTY DISPOSALS SUM means L8,600,000, being the proceeds (net of tax) from the Property Disposals received by the Group Companies prior to the date of this Agreement;

PROPOSED TRANSACTION has the meaning given in Recital (C);

PURCHASERS means the HP Purchaser and the L&P Purchaser, and PURCHASER means any one of them;

PURCHASERS' GROUP means, for the purposes of this Agreement other than Schedule 11 (Tax Covenant), the L&P Purchaser and its subsidiaries from time to time (including, after Completion, the Group Companies);

PURCHASERS' ACCOUNTANTS means PricewaterhouseCoopers LLP;

PURCHASERS' BANK ACCOUNT means such bank account as may be notified by the Purchasers to the Vendor in writing from time to time;

PURCHASERS' OBLIGATION means any warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant) given by the Purchasers to the Vendor under this Agreement;

PURCHASERS' SOLICITORS means Clifford Chance Limited Liability Partnership of 10 Upper Bank Street, London, E14 5JJ;

PURCHASERS' WARRANTIES means the warranties on the part of the Purchasers set out in Schedule 5;

RELEVANT CLAIM means any claim in respect of any breach of a Vendor Warranty or under the Tax Covenant;

RELEVANT COMPANY GROUP means, in relation to each Company's Shares, that Company and its Subsidiaries;

RELEVANT PRODUCTS means:

(a)  brown table sauce;

(b)  Worcestershire sauce;

(c)  other brown sauces;

(d)  soy sauce;

(e)  hoi sin sauce;

(f)  oyster sauce;

(g)  sesame sauce;

(h)  yellow bean sauce;

(i)  coconut milk;

(j)  prawn crackers;

(k)  fortune cookies;

(l)  popaddoms; and

(m)  noodles, rice and soups of an Asian character;

REPRESENTATIVES has the meaning given in clause 19.1(b);

SENIOR EMPLOYEE means an Employee who has a current annual rate of basic cash salary from the Group Companies of L70,000 or more;

SHARES has the meaning given in Recital (C);

SPECIFIC ACCOUNTING TREATMENTS has the meaning given in Part B of Schedule 10;

STATUTORY MERGER NOTICE means a notification to the OFT pursuant to section 96 of the EA;

SUBSIDIARIES has the meaning given in Recital (B);

SURVIVING PROVISIONS means clauses 1 (Definition and Interpretation), 4.10 (Termination Fee), 19 (Confidentiality), 20 (Entire Agreement), 21 (Variation), 22 (Assignment), 23 (Announcements), 25 (Costs), 26 (Severability), 30.1 (Notices), 31 (Third Party Rights) and 32 (Governing Law, Jurisdiction and Service of Process);

TARGET WORKING CAPITAL means, in relation to each Relevant Company Group, the amount in sterling set out against that Relevant Company Group's name in Part A of Annex 1 of Schedule 10;

TAX AND TAX AUTHORITY have the respective meanings given in Schedule 11 (Tax Covenant);

TAX COVENANT means the covenant relating to tax set out in Schedule 11;

TAX CLAIM means a Relevant Claim which is a claim in respect of any breach of a Tax Warranty or a claim under the Tax Covenant;

TAX WARRANTIES means the warranties on the part of the Vendor set out in Part H of Schedule 4;

TAXES ACT means the United Kingdom Income and Corporation Taxes Act 1988;

TERMINATION FEE has the meaning given in clause 4.10;

TERRITORY means:

(a)  the whole world in respect of the Relevant Products listed in paragraphs
     (a) and (b) of the definition of that term;

(b) Albania, Andorra, Austria, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, the Czech Republic, Denmark, Estonia, Finland,

     France, Germany, Gibraltar, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lichtenstein, Lithuania, Luxembourg, Macedonia, Malta, Monaco, Moldova, the Netherlands, Norway, Poland, Portugal, Romania, Serbia and Montenegro, Slovakia, Slovenia, Spain, Sweden, Switzerland, Ukraine, the United Kingdom, Canada and the United States of America in respect of the Relevant Product listed in paragraph (c) of the definition of that term; and

(c) Albania, Andorra, Austria, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Gibraltar, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lichtenstein, Lithuania, Luxembourg, Macedonia, Malta, Monaco, Moldova, the Netherlands, Norway, Poland, Portugal, Romania, Serbia and Montenegro, Slovakia, Slovenia, Spain, Sweden, Switzerland, Ukraine and the United Kingdom, in respect of the Relevant Products listed in paragraphs
     (d) to (m) inclusive of the definition of that term;

THIRD PARTY CLAIM has the meaning given in clause 10.1;

TRANSACTION DOCUMENTS means this Agreement and the Disclosure Letter;

TRUSTEES means the trustees of any of the Pension Schemes;

UK PENSION SCHEME means the HP Foods Pension Scheme established by a trust deed dated 20 September 1988;

US EMPLOYEE means any Employee who is employed by a Group Company incorporated in the United States of America;

US PENSION SCHEMES means the Lea and Perrins, Inc. Salaried Employees Pension Plan established by a trust deed dated 1 October 1961, the Lea and Perrins, Inc. Hourly Employees Pension Plan established by a trust deed dated 1 October 1957, and the Lea and Perrins, Inc. 401(k) Retirement Plan;

US SUBSIDIARY means Lea and Perrins, Inc., a Delaware corporation with Delaware File Number 2962209;

VAT means value added tax or any similar sales or turnover tax;

VENDOR GUARANTEE means the deed of guarantee executed in favour of the Purchasers by Groupe Danone S.A. and dated the date of this Agreement;

VENDOR OBLIGATION means any warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant given by the Vendor to the Purchasers under this Agreement);

VENDOR WARRANTIES means the warranties on the part of the Vendor set out in
Schedule 4;

VENDOR'S ACCOUNTANTS means PricewaterhouseCoopers;

VENDOR'S BANK ACCOUNT means such bank account as may be notified by the Vendor to the Purchasers in writing from time to time;

VENDOR'S GROUP means Groupe Danone S.A. and its subsidiaries from time to time (excluding the Group after Completion) save for the purposes of Schedule 3 where such term shall exclude the Group at all times;

VENDOR'S SOLICITORS means Freshfields Bruckhaus Deringer of 65 Fleet Street, London EC4Y 1HS;

WORKING CAPITAL means the working capital of the Group as at Completion comprising the arithmetic sum of the amounts set out opposite the headings "Inventories", "Trade Accounts Receivable" (excluding any insurance proceeds receivable relating to future capital expenditure), "VAT recoverable", "Prepaid expenses" and "Other debtors" in Appendix 2 and 3 of the Working Capital Analysis, less the arithmetic sum of the amounts set out opposite the headings "Trade Accounts Payable", "Rebates & Trade Support Payable", "Inter-Company Trading Amount", "State collectives", "Accrued payroll and benefits", "Provision for advertising and promotion", "Capex accruals" (provided that they do not include Capex accruals relating to Project Tardis) and "Other creditors" in Appendix 2 and Appendix 3 of the Working Capital Analysis, adjusted in all cases by an amount for "working capital related to DIB" set out in Appendix 6 of the Working Capital Analysis;

WORKING CAPITAL ANALYSIS means the working capital analysis prepared by the Vendor's Accountants and attached in Annex 3 to Schedule 10; and

WORKING HOURS means 9.30 am to 5.30 pm on a Business Day.

INTERPRETATION

1.2 In this Agreement, unless the context otherwise requires:

(a) references to PERSONS shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b) the HEADINGS are inserted for convenience only and shall not affect the construction of this Agreement;

(c)  references to one GENDER include all genders;

(d) any reference to an ENACTMENT or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted;

(e) any statement qualified by the expression TO THE BEST KNOWLEDGE OF THE VENDOR or SO FAR AS THE VENDOR IS AWARE or any similar expression shall be deemed to include an additional statement that it has been made after reasonable enquiry of (but no other or further enquiries) Jean-Philippe Pare, Daniel Pasquesoone, Claude Elmaleh, Aubrey de Souza, John Garnett (in relation to UK marketing and sales (Amoy and foodservice) only), Henry Lo (in relation to export matters only), Ralph Abrams (in relation to matters concerning the US Subsidiary only), Andrew Taylor (in relation to product quality, human resources, pensions, employment accident and injury claims matters only), Rex Cheese (in relation to ethnic business division only), Andrew Maclay (in relation to UK sales only), Graham White (in relation to UK marketing (sauces) only), David Hall (in relation to manufacturing, supply chain and environmental matters only), John James (in relation to purchasing matters only), Stephane Lescornet (in relation to UK tax matters only) and Margaret O'Shea (in relation to US tax matters only), with the exception of competition/anti-trust matters, where such expression shall be deemed to include an additional statement that it has been made after reasonable enquiry (but no other or further enquiries) of Aubrey de Souza only;

(f) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term;

(g) HOLDING COMPANY shall be construed in accordance with, as the case may be, sections 736 and 736A of the Companies Act 1985 (UK);

(h) SUBSIDIARY and SUBSIDIARIES shall be construed in accordance with sections 736 and 736A of the Companies Act 1985 (UK);

(i) SUBSIDIARY UNDERTAKING shall be construed in accordance with section 258 of the Companies Act 1985 (UK);

(j) UNDERTAKING shall be construed in accordance with section 259 of the Companies Act 1985 (UK); and

(k) the Schedules comprise schedules to this Agreement and form part of this Agreement.

2.   SALE AND PURCHASE OF THE SHARES

2.1 The Vendor agrees to sell and transfer and the HP Purchaser agrees to purchase the Shares as set out in column (1) rows (1) and (2) of the table contained in Schedule 2, and the Vendor agrees to sell and transfer and the L&P Purchaser agrees to purchase the Shares as set out in column (1) row (3) of the table contained in Schedule 2, as at and with effect from Completion, free from all Encumbrances, together with all rights which are, or at any time hereafter may become, attached to them (including the right to receive all distributions and dividends as declared, paid or made in respect of the Shares after Completion) and on the basis that the same covenants shall be deemed to be given by it in relation to such Shares as are implied under Part I of the Law of Property (Miscellaneous Provisions) Act 1994 (UK) where a disposition is stated to be made with full title guarantee.

2.2 The Vendor represents and warrants that it has and will at Completion have the right to sell and transfer full legal and beneficial title and ownership to and of the Shares free from all Encumbrances and other rights exercisable by third parties.

2.3 The Vendor hereby agrees that with effect from Completion it irrevocably waives any pre-emption or tag-along or other rights which may have been conferred on it under the Articles of Association of each of the Companies.

2.4 The parties acknowledge that the transfers of the Shares shall be completed on the basis of the share transfer and other arrangements set out or referred to in Part A of Schedule 7.

3.   PRICE

3.1 The price for the Shares shall be the aggregate of the amount set out opposite each Company in column (2) of the table contained in Schedule 2 (the DEBT FREE/CASH FREE PRICE for those Shares):

(a) minus the aggregate of the External Debt and Intra-Group Payables of the Relevant Company Group;

(b) plus the aggregate of the Cash and Intra-Group Receivables of the Relevant Company Group;

(c) plus the amount of the difference between the aggregate of the Working Capital of the Relevant Company Group and the Target Working Capital of the Relevant Company Group if that aggregate Working Capital is greater than the Target Working Capital (or minus the amount of such difference if that aggregate Working Capital is less than the Target Working Capital), the amount resulting from these additions and subtractions to the Debt Free/Cash Free Price being the FINAL SHARE PRICE for those Shares.

3.2 At Completion, in respect of the Shares in HP Foods Limited and HP Foods Holdings Limited, the HP Purchaser shall and, in respect of the Shares in HP Foods International Limited, the L&P Purchaser shall, pay to the Vendor an amount in sterling comprising the Debt Free/Cash Free Price for those Shares:

(a) minus the aggregate of the Estimated External Debt and Estimated Intra-Group Payables of the Relevant Company Group;

(b) plus the aggregate of the Estimated Cash and Estimated Intra-Group Receivables of the Relevant Company Group,

(being the INITIAL SHARE PRICE for those Shares). For the purpose of calculating each Initial Share Price under this clause 3.2, if and to the extent that any Estimated Intra-Group Payable or Estimated Intra-Group Receivable is expressed in a currency other than sterling it shall be converted into sterling at the Exchange Rate as at the date which is two clear Business Days before the Completion Date.

3.3 The Vendor and the Purchasers agree that:

(a) the Final Share Price for the Shares of each Company (as described in clause 3.1) shall be calculated after Completion on the basis of the applicable amounts agreed or determined in accordance with the Financial Adjustments;

(b)  the Final Share Price for the Shares of each Company shall be satisfied by:

     (i) at Completion, payment in cash of the Initial Share Price for the Shares in HP Foods Limited and HP Foods Holdings Limited by the HP Purchaser and the Initial Share Price for the Shares in HP Foods International Limited by the L&P Purchaser to the Vendor in accordance with clause 3.2; and

     (ii) following Completion, payment in cash of any Financial Adjustments due from the relevant Purchaser to the Vendor or from the Vendor to the relevant Purchaser, respectively, in accordance with the Financial Adjustment Provisions (the FINANCIAL ADJUSTMENT PROVISIONS);

(c) any payments required to be made under the Financial Adjustment Provisions shall, for the avoidance of doubt, be treated as adjusting each respective Initial Share Price, thus resulting after such adjustment in the Final Share Price for the Shares of each Company;

(d) the Final Share Price for the Shares of each Company (after the application of the Financial Adjustment Provisions and subject to any further adjustment, if applicable, pursuant to clause 3.4) shall, to the extent possible, be adopted for all tax reporting purposes.

3.4 If any payment is made in satisfaction of a liability arising under a Vendor Obligation or a Purchasers' Obligation, it shall be made on the following basis:

(a) if such payment is specifically referable to the Shares of any Company or to any Group Company or Group Companies in a particular Relevant Company Group it shall so far as possible adjust the price paid for the relevant Shares;

(b)  if such payment is not so specifically referable, it shall adjust:

     (i) the price for such Shares as the Vendor and the Purchasers agree to be appropriate in the circumstances; or

     (ii) subject to any agreement under (i), the price paid for the Shares pro rata.

3.5 All sums payable under this Agreement are (unless expressly stated otherwise) exclusive of any applicable VAT chargeable on any supply to which such sums relate, and an amount equal to such VAT shall, in each case, be paid by the party making such payment on receipt of an appropriate VAT invoice.

4.   CONDITIONS TO COMPLETION AND CO-OPERATION

4.1 Completion shall take place in accordance with and subject to this Clause 4 and Clause 6 (Completion) upon it becoming certain, on or prior to the Longstop Date, that the following events will not occur: (i) to the extent that the Proposed Transaction constitutes a merger under the Irish Competition Act 2002, the ICA issues a Final Irish Prohibition Decision; and (ii) to the extent that the Proposed Transaction qualifies for review by the German Bundeskartellamt under the German merger laws and regulations, the German Bundeskartellamt issues a Final German Prohibition Decision.

4.2 Without prejudice to Clauses 4.3 to 4.7, the Purchasers shall use all reasonable endeavours to ensure that the events referred to in Clause 4.1 shall not occur and, without limitation, shall have primary responsibility for (a) making appropriate submissions, notifications and filings in connection with the Proposed Transaction as soon as reasonably practicable (to the extent not already done) and in any event no later than Wednesday 22 June 2005 unless otherwise agreed with the Vendor (save in relation to the United Kingdom, in respect of which a Statutory Merger Notice or Non-statutory Submission will not be filed with the OFT until the Parties have agreed upon a filing date following pre-notification discussions), such submissions, notifications and filings to be made in full consultation with the Vendor (provided that the Purchasers are under no obligation under this Clause 4.2 to disclose to the Vendor as part of such consultation information which constitutes confidential business secrets of the Purchasers); and (b) where appropriate, obtaining all such consents, approvals or actions of any Governmental Entity and, without limitation, the Purchasers shall:

(a) progress such submissions, notifications and filings in full consultation with the Vendor;

(b) provide all information which is requested or required by any such Governmental Entity only after having consulted where practicable with the Vendor or its advisers in advance (and taken into account any reasonable comments and requests of the Vendor and its advisers);

(c) promptly notify the Vendor of any material communications with any such Governmental Entity relating to any such consent, approval or action and promptly provide details of the content of any such communications to the Vendor;

(d) communicate with any such Governmental Entity in respect of the Proposed Transaction only after having consulted with the Vendor or its advisers in advance in relation to material communications (and taken into account any reasonable comments and requests of the Vendor and its advisers) and provide the Vendor (or its agent) with copies of all such material submissions, notifications, filings and other communications in the form submitted or sent (redacted at the Purchasers' discretion in relation to information which constitutes confidential business secrets of the Purchasers);

(e) (without limiting (d) above) provide the Vendor (or its advisers) with a final draft of all material submissions, filings, notifications and other communications to any Governmental Entity (redacted at the Purchasers' discretion in relation to information which constitutes confidential business secrets of the Purchasers) at such time as will allow the Vendor (or its advisers) a reasonable opportunity to provide comments and for the Purchasers to take account of any reasonable comments of the Vendor (or its advisers) on such drafts prior to their submission;

(f) where permitted by the Governmental Entity concerned, allow persons nominated by the Vendor to attend all meetings (and participate in all telephone or other conversations) with any Governmental Entity and to make oral submissions at such meetings save for meetings or discussions which, in the Purchasers' reasonable view, concern confidential business secrets of the Purchasers; and

(g) regularly review with the Vendor the progress of any filings or notifications to any Governmental Entity (including, where necessary, seeking to identify appropriate commitments to address any antitrust concerns identified by any Governmental Entity) and discussing with the Vendor the scope, timing and tactics of any such commitments with a view to obtaining clearance from any Governmental Entity at the earliest reasonable opportunity.

4.3 The Vendor undertakes to provide the Purchasers and any Governmental Entity with any necessary co-operation (including, for the avoidance of doubt, attendance at meetings with the Purchasers or such Governmental Entity as is reasonably required by the Purchasers), information and documents reasonably required for the purpose of making any submissions, filings, notifications and other communications to any such Governmental Entity.

4.4 In respect of the filing to be made in Ireland, the Purchasers shall use all endeavours to achieve Irish Clearance on or before Monday 15 August 2005, including, without limitation, offering the ICA on or before Friday 15 July 2005 such undertakings, and accepting such conditions, as may be required to resolve any concerns of the ICA.

4.5 In respect of the filing to be made in the United Kingdom, the Purchasers shall use all reasonable endeavours to avoid a CC Reference occurring before Completion.

4.6 In the event of a CC Reference occurring before Completion, the Purchasers shall immediately offer and as soon as practicable agree Hold Separate Undertakings or immediately accept any Hold Separate Order as may be required by the CC in order to avoid the imposition of a Blocking Order under section 81 of the EA.

4.7 The Purchasers shall use all endeavours to offer and agree to provide undertakings or divestments in relation to the Group Companies and shall accept such conditions as may be required by the German Bundeskartellamt in order to ensure that:

(a)  German Phase II Commencement will not occur; and

(b)  no Final German Prohibition Decision will be made.

4.8 The first Business Day in London on or by which, prior to 4.00 p.m., it is certain that the events referred to in Clause 4.1 shall not occur shall be deemed to be the RECORD DATE. The Purchasers shall notify the Vendor on the Record Date that the events referred to in Clause 4.1 will not occur.

TERMINATION AND TERMINATION FEE

4.9 This Agreement shall terminate automatically (other than the Surviving Provisions) on the Longstop Date if (i) the Vendor has not received notice in accordance with Clause 4.8 on or before the Longstop Date, or (ii) a Blocking Order subsists at the Longstop Date.

4.10 If Completion has not taken place because the Agreement has terminated automatically in accordance with Clause 4.9, the Purchasers shall, not later than two Business Days after the Longstop Date, without prejudice to any other remedies which the Vendor may have under this Agreement or otherwise, pay to the Vendor (or to any third party as directed by the Vendor) the sum of L10 million exclusive of any VAT chargeable thereon (the TERMINATION FEE) as a contribution towards compensation for the failure of the Proposed Transaction and in recognition of the significant cost incurred by the Vendor and the time and effort invested in the process.

4.11 In the event of termination under clause 4.9, no party nor any of its Affiliates shall have any claim of any nature against any other party or any of its Affiliates under this Agreement (except in respect of the Termination Fee and any other rights and liabilities which have accrued before termination or in relation to any of the Surviving Provisions).

5.   PRE-COMPLETION UNDERTAKINGS

5.1 During the period from the date of this Agreement to Completion, each of the Vendor and the Purchasers shall perform their respective obligations set out in
Schedule 3 in accordance with the terms thereof.

6.   COMPLETION

6.1 The sale and purchase of the Shares shall be completed at the London offices of the Vendor's Solicitors or at such other venue as may be agreed in writing between the Vendor and the Purchasers on the second Business Day after the Record Date (the COMPLETION DATE) PROVIDED THAT no Blocking Order has been made that would prevent Completion taking place in accordance with this Agreement. In the event that such a Blocking Order has been made at any time prior to Completion, the Purchasers shall use all endeavours to take such steps or provide such undertakings as would result in the Blocking Order being revoked or varied so as to permit Completion to take place and the Vendor to be paid in full in accordance with clause 3 as soon as possible and in any event prior to the Longstop Date and, unless this Agreement has terminated in accordance with clause 4.9, Completion shall take place on the third Business Day following the date of such revocation or variation (and COMPLETION DATE shall be construed accordingly).

6.2 At Completion, the Vendor and the Purchasers shall deliver or perform (or procure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or the members of the Vendor's Group or the Purchasers' Group (as the case may be) in Part A of
Schedule 7.

6.3 If the Vendor or a Purchaser (the DEFAULTING PARTY) fails or is unable to perform any of its material obligations specified by an asterisk (*) in Schedule 7 which are required to be performed by it on or before Completion (MATERIAL CLOSING OBLIGATIONS), the other party (the INNOCENT PARTY) shall not be obliged to complete the sale and purchase of the Shares and may, in its absolute discretion, by written notice to the Defaulting Party at the time Completion would otherwise be due to take place:

(a) elect to defer Completion by not more than twenty Business Days after the original date for Completion to such other date as it may specify in such notice (in which event the provisions of this clause 6.3 shall apply, mutatis mutandis, if the Defaulting Party fails or is unable to perform any of its Material Closing Obligations on such other date); or

(b) elect that Completion shall occur on that date and specify a further date (not being more than twenty Business Days after the original date for Completion) on which the Defaulting Party shall be obliged to complete its outstanding obligations; or

(c) waive all or any of the obligations contained in Schedule 7 at its discretion.

6.4 If Completion has been deferred pursuant to Clause 6.3(a) and any outstanding Material Closing Obligation has not been performed by the Defaulting Party by the Longstop Date (or, if later, the date specified under clause 6.3(a)), the Innocent Party may by written notice to the Defaulting Party terminate this Agreement (other than the Surviving Provisions). In such event, and without prejudice to the provisions of clause 4.10, neither party nor any of its Affiliates shall have any claim under this Agreement of any nature whatsoever against the other party or any of its Affiliates (except in respect of any rights and liabilities which have accrued before termination or in relation to any of the Surviving Provisions).

6.5 The Tax Covenant shall come into full force and effect at Completion.

7.   SETTLEMENT OF INTRA-GROUP DEBT

SETTLEMENT OF ESTIMATED INTRA-GROUP DEBT

7.1 At Completion:

(a) the Purchasers shall procure that each Group Company pays to the Vendor (for itself or, as the case may be, as agents for the members of the Vendor's Group to which Intra-Group Payables are owed) an amount in the applicable currency equal to each of the Estimated Intra-Group Payables (if any) of that Group Company which are estimated to be owed to any member of the Vendor's Group and the Intra-Group Payable shall be treated as discharged to the extent of that payment;

(b) the Vendor shall (for itself or, as the case may be, as agent for each relevant member of the Vendor's Group) pay to the relevant Purchaser (for itself or, as the case may be, as agent for the Group Companies to which Intra-Group Receivables are owed) an amount in the applicable currency equal to each of the Estimated Intra-Group Receivables (if any) of each Group Company which are estimated to be owed by any member of the Vendor's Group and the Intra-Group Receivable shall be treated as discharged to the extent of that payment.

For the avoidance of doubt, such payments shall be subject to any adjustments which may be necessary in accordance with clause 7.3 when the Completion Statement has been finally agreed or otherwise determined in accordance with
Schedule 10.

7.2 Any payment of an Estimated Intra-Group Payable or Estimated Intra-Group Receivable pursuant to clause 7.1 shall be deemed to be a payment first, to the extent possible, of all interest accrued on the relevant Intra-Group Payable or Intra-Group Receivable respectively and thereafter of the relevant principal amount.

POST-COMPLETION ADJUSTMENTS TO ACHIEVE SETTLEMENT OF INTRA-GROUP DEBT

7.3 When the Completion Statement has been finally agreed or otherwise determined in accordance with Part C of Schedule 10, the following payments shall be made in respect of any Intra-Group Payable or Intra-Group Receivable which is owed, between a Group Company and a member of the Vendor's Group:

(a) if the actual amount of any such particular Intra-Group Payable is greater than the applicable Estimated Intra-Group Payable, then the Purchasers shall procure that the relevant Group Company pays to the Vendor (for itself, or as the case may be, as agent for the member of the Vendor's Group to whom that Intra-Group Payable is owed):

     (i)  an amount in the applicable currency equal to the difference; and

     (ii) interest in the applicable currency on such amount, at the rate applicable to the relevant Intra-Group Payable under the terms on which it was outstanding at Completion, for the period from (but excluding) the Completion Date to (and including) the due date for payment under clause 7.5 calculated on a daily basis;

(b) if the actual amount of any such particular Intra-Group Payable is less than the applicable Estimated Intra-Group Payable, then the Vendor shall procure that the relevant member of the Vendor's Group pays to the relevant Purchaser (for itself or, as the case may be, as agent for the Group Company which previously owed that Intra-Group Payable):

     (i)  an amount in the applicable currency equal to the difference; and

     (ii) interest in the applicable currency on such amount, at the Contract Rate, for the period from (but excluding) the Completion Date to (and including) the due date for payment under clause 7.5 calculated on a daily basis;

(c) if the actual amount of any such particular Intra-Group Receivable is greater than the applicable Estimated Intra-Group Receivable, then the Vendor shall procure that the relevant member of the Vendor's Group pays to the relevant Purchaser (for itself or, as the case may be, as agent for the Group Company to whom that Intra-Group Receivable is owed):

     (i)  an amount in the applicable currency equal to the difference; and

     (ii) interest in the applicable currency on such amount, at the rate applicable to the relevant Intra-Group Receivable under the terms on which it was outstanding at Completion, for the period from (but excluding) the Completion Date to (and including) the due date for payment under clause 7.5 calculated on a daily basis; and

(d) if the actual amount of any such particular Intra-Group Receivable is less than the applicable Estimated Intra-Group Receivable, then the Purchasers shall procure that the relevant Group Company pays to the Vendor (for itself, or as the case may be, as agent for the member of the Vendor's Group which previously owed such Intra-Group Receivable):

     (i)  an amount in the applicable currency equal to the difference; and

     (ii) interest in the applicable currency on such amount, at the Contract Rate, for the period from (but excluding) the Completion Date to (and including) the due date for payment under clause 7.5 calculated on a daily basis.

7.4 For the avoidance of doubt, if no estimate of any particular Intra-Group Payable or Intra-Group Receivable owed by or to a member of the Vendor's Group is included in Part B of Annex 1 to Schedule 10, then the Estimated Intra-Group Payable or Estimated Intra-Group Receivable in that case shall be deemed to be zero and the whole amount of the relevant Intra-Group Payable or Intra-Group Receivable shall therefore be payable pursuant to clause 7.3.

7.5 Any payments to be made pursuant to clause 7.3 shall be made within five Business Days of the date on which the Completion Statement is agreed or otherwise determined in accordance with the provisions of Part C of Schedule 10. Such payment shall be made in accordance with the provisions of clauses 18.1 or 18.2, as the case may be.

8.   WARRANTIES

8.1 The Vendor warrants to the Purchasers as at the date of this Agreement in the terms of the Vendor Warranties set out in Schedule 4 subject to:

(a) any matter fairly disclosed by or under this Agreement, the Disclosure Letter (or treated by the Disclosure Letter as being disclosed) or any document contained in the Data Room and listed in the Data Room Index sufficiently to enable a reasonable purchaser to understand such matter;

(b) the Purchasers hereby confirm to the Vendor, for themselves and each other member of the Purchasers' Group that, as at the date hereof, there is no matter, fact or circumstance of which the Purchasers have actual knowledge, that would or could reasonably be expected to give rise to any claim in excess of the de minimis amount referred to in paragraph 1 of Schedule 6 being made against the Vendor under the Vendor Warranties made by the Vendor under this Agreement. For the purposes of this clause, ACTUAL KNOWLEDGE of the Purchasers shall mean the actual knowledge of Theodore Bobby, Mitch Ring, Mark Matera, Bruna Gambino, Dan Milich, Dave Gaertner, Dean Bierkan and Pat Bianconi on the basis that such persons have between them reviewed the legal and financial due diligence reports in respect of the Business prepared by the Purchasers' Solicitors and Deloitte respectively;

(c) the limitations and qualifications set out in this clause 8 and Schedule 6; and

(d) the limitations and qualifications set out in the Tax Covenant insofar as they are expressed to apply to the Tax Warranties.

8.2 The Vendor makes no representation or warranty to the Purchasers as to the completeness, truth or accuracy of the matters disclosed in the Disclosure Letter.

8.3 The Vendor acknowledges that the Purchasers have entered into this agreement in reliance on the Vendor Warranties.

8.4 The Purchasers acknowledge and agree that:

(a) the Vendor Warranties are the only warranties of any kind (and no representations of any kind, other than pursuant to clause 2.2, are or will
     be) given by or on behalf of the Vendor or any other member of the Vendor's Group on which the Purchasers or any other member of the Purchasers' Group may rely in entering into this Agreement;

(b) no other information, statement, promise, estimate, projection or forecast disclosed or made by or on behalf of the Vendor or any other member of the Vendor's Group or any other person may form the basis of any claim by the Purchasers or any other member of the Purchasers' Group under or in connection with this Agreement or any Transaction Document; without limitation, the Purchasers acknowledge and agree that no member of the Vendor's Group makes any representation or warranty (other than the Vendor Warranties) as to the accuracy of any information, statement, promise, estimate, projection or forecast provided by any person to the Purchasers or their Affiliates or to its or their advisers on or prior to the date of this Agreement (including, without limitation, those contained in the Information Memorandum and any documents in the Data Room).

8.5 None of the limitations in this clause 8 or in Schedule 6 shall apply to any claim which arises (or to the extent that it is increased) as a consequence of fraud, fraudulent misrepresentation or dishonesty by any member of the Vendor's Group.


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
8.6 The Vendor undertakes to the Purchasers (for each of the HP Purchaser and the L&P Purchaser itself and as agent for each individual and entity referred to in this clause 8.6) that, except in the case of fraud, fraudulent misrepresentation or dishonesty, it waives and shall not, and shall procure that each member of the Vendor's Group shall not, make any claim against any employee, director, agent or officer of any of the Group Companies on whom it may have relied in relation to any information supplied or omitted to be supplied by any such person in connection with the Vendor Warranties, this Agreement or any other Transaction Document.

8.7 In relation to any of the Vendor Warranties, if any amount to be used in calculating whether the relevant prescribed values in those warranties have been reached is expressed in a currency other than sterling, it shall be converted into sterling at the Exchange Rate at the day before the date of this Agreement.

9.   PURCHASERS' WARRANTIES

9.1 The HP Purchaser and the L&P Purchaser each warrant to the Vendor as at the date of this Agreement in the terms of the Purchasers' Warranties.

9.2 The HP Purchaser and the L&P Purchaser each acknowledge that the Vendor has entered into this Agreement in reliance on the Purchasers' Warranties.

9A.  DISTRIBUTION AGREEMENTS AND THIRD PARTY CONSENTS

9A.1 The Purchasers undertake to the Vendor (for itself and on behalf of each of the Vendor's Affiliates) that they shall, from Completion, unless and until the relevant Distribution Agreement is novated or assigned or any necessary Consent is obtained in accordance with this clause 9A:

(a) procure that a Group Company carries out, performs and discharges all the obligations and liabilities created by or arising under the Distribution Agreements; and

(b) indemnify the Vendor and each of its Affiliates against any and all Costs suffered or incurred by the Vendor or any of its Affiliates as a result of any failure by such Group Company to carry out, perform and discharge those obligations and liabilities.

9A.2 If the whole of or any element of the benefit or burden of any of the Distribution Agreements cannot be assigned or transferred to a Group Company except by an agreement of novation or without obtaining a consent, approval, waiver or the like to the assignment or transfer from a third party (a CONSENT), the following provisions shall apply:

(a) both the Vendor and the Purchasers shall use (or procure that the relevant member of the Vendor's Group or of the Purchasers' Group uses) all reasonable endeavours to procure as soon as reasonably practicable after Completion a novation or Consent and the Purchasers shall provide or procure the provision of any information reasonably requested for that purpose by the person, firm or company concerned. The Vendor shall, or shall procure that the relevant member of the Vendor's Group shall, as soon as possible after receipt, deliver such novation or Consent to the Purchasers or the relevant Group Company;

(b) unless and until the relevant Distribution Agreement (or, as applicable, the relevant element of the benefit and burden of it (the RELEVANT ELEMENT)) is novated or assigned or any necessary Consent is obtained:

     (i) the obligation of both the Vendor and the Purchasers to use all reasonable endeavours to procure the relevant novation or Consent shall continue to apply;

     (ii) the transfer of that Distribution Agreement (or, as the case may be, of the Relevant Element) shall not take effect and the Vendor shall:

          (A) from Completion hold it on trust for the Purchasers' Group absolutely; and

          (B) account for and pay or deliver to the relevant Group Company (as soon as reasonably practicable after receipt) any moneys, goods and other benefits which it receives after Completion to the extent that they relate to such Distribution Agreement or the Relevant Element; and

     (iii) the Vendor shall from Completion give all reasonable assistance to the Purchasers and the relevant Group Company (at the Purchasers' or the relevant Group Company's request and expense) to enable the relevant Group Company to enforce its rights under the Distribution Agreement or, as the case may be, the Relevant Element, provided that

          (A) no member of the Vendor's Group shall be obliged to make any payment (in money or money's worth) under this sub-paragraph
               (iii) unless it has first been paid the amount concerned by the Purchasers or the relevant Group Company; and

          (B) the Purchasers or the relevant Group Company shall not agree to any amendment or waiver of those rights under the Distribution Agreement (which continue to be rights of the Vendor or of a member of the Vendor Group) without prior written approval of the Vendor or of the relevant member of the Vendor Group.

9A.3 Without limiting the other provisions of this clause 9A, if:

(a) under the terms of any particular Distribution Agreement, the relevant Group Company is neither permitted to perform the Vendor's obligations as sub contractor nor permitted to perform them as agent; or

(b) any necessary Consent is not obtained within 6 months after the Completion Date or is refused and the procedure set out in this clause 9A does not enable the full benefit of any Distribution Agreement to be enjoyed by the Purchasers or another member of the Purchasers' Group after the Completion Date, then the Vendor and the Purchasers shall use all reasonable endeavours to achieve an alternative solution pursuant to which the relevant Group Company shall receive the full benefit of the relevant Distribution Agreement and assume the associated obligations.

10.  CONDUCT OF PROCEEDINGS

10.1 If the Purchasers become aware of any third party claim, potential claim, matter or event (a THIRD PARTY CLAIM) after Completion which could reasonably be expected to lead to a Relevant Claim (other than a Tax Claim) being made, the Purchasers shall:

(a) procure that notice thereof is as soon as reasonably practicable (and in any event within 25 days of it becoming aware of it) given to the Vendor;

(b) not make (or, as appropriate, shall procure that the Group Company shall not make) any admission of liability, agreement or compromise with any person, body or authority in relation to any such third party claim without prior consultation with and the prior agreement of the Vendor (such agreement not to be unreasonably withheld or delayed);

(c) subject to the Purchasers or the relevant member of the Purchasers' Group being entitled to appoint its own legal advisers and being indemnified (to the Purchasers' reasonable satisfaction) by the Vendor against all reasonable out of pocket costs and expenses (including reasonable costs and expenses of its legal advisers) incurred in respect of that third party claim or as a result of any request made by the Vendor:

     (i) take (or, as appropriate, shall procure that the Group Company shall take) such action as the Vendor may reasonably request to avoid, dispute, resist, appeal, compromise or defend such third party claim, potential claim, matter or event or any adjudication in respect thereof;

     (ii) allow (or, as appropriate, procure that the relevant member of the Purchasers' Group allows) the Vendor to take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the third party claim in question;

     (iii) provide (or procure that the relevant member of the Purchasers' Group provides) such information and assistance as the Vendor may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to that third party claim (provided that nothing in this clause 10.1 shall oblige the Purchasers to provide any privileged documents, records or information which contain or relate to an assessment of the merits of any claims or disputes against the Vendor).

10.2 The Purchasers shall ensure (or, as appropriate, shall procure that the Group Company shall ensure), at the request in writing of the Vendor, that the Vendor is placed in a position to take on or take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the third party claim in question.

10.3 Where, in relation to a third party claim, the Vendor is able to secure a potential settlement for the Group Company with a relevant third party, which settlement shall include a full and unconditional release of any relevant member of the Purchasers' Group in respect of such third party claim, it shall notify the Purchasers and the Purchasers shall then either:

(a) agree to that settlement (in which event the Vendor shall following payment of an amount equivalent to that portion of the amount payable under such settlement for which it is liable under this Agreement (after the application of the limitations in Schedule 6, being the VENDOR LIABLE AMOUNT) be released from all liability in respect of the relevant claim and any other claim in respect of the same subject matter); or

(b) elect to take over negotiations with the relevant third party in which case the Purchasers shall release (and provide written confirmation of such release to) the Vendor from all liability in respect of the relevant claim (and any other claim which can be made in respect of the same subject matter) in excess of the Vendor Liable Amount, provided that, if the Purchasers have not notified the Vendor of its decision within five Business Days of being notified of the proposed settlement, it shall be deemed to have elected to agree to the proposed settlement.

10.4 If the Vendor takes over the conduct of proceedings and/or negotiations under the provisions of clause 10.1(a), the Vendor shall keep the Purchasers informed of any proposed meetings with any relevant third party, allow an observer appointed on behalf of the Purchasers to attend such meetings and advise the Purchasers of the outcome of meetings and discussions to which any such observer was not a party or at which he was not present.

10.5 If the Purchasers make a Relevant Claim (other than a Tax Claim) against the Vendor or notify the Vendor of any third party claim which might lead to such a Relevant Claim being made, the Purchasers shall:

(a) make available to accountants and other representatives appointed by the Vendor such access to the personnel, records and information of that Group Company as the Vendor reasonably requests in connection with such Relevant Claim or third party claim; and

(b) use all reasonable endeavours to procure that the auditors (both past and then current) of any relevant Group Company make available their audit working papers in respect of audits of the accounts of that Group Company for any accounting period relevant to such Relevant Claim or third party claim.

10.6 Save in respect of clause 10.1(a), no party shall be required to take any action pursuant to clause 0 which would or could reasonably be expected to prejudice recovery under any policies of insurance provided in relation to the Group or any Group Company.

11.  INDEMNITIES

PROJECT TARDIS COSTS

11.1 The Vendor agrees to indemnify and keep indemnified at all times the Purchasers or any Group Company against the excess of the Project Tardis Costs over the unpaid amount included in the definition of Financial Debt.

PENSION INDEMNITIES

11.2 Subject to clause 11.3 below, the Purchasers shall from time to time pay to the Vendor, by way of adjustment to the part of the price relating to the shares in HP Foods Limited, a sum equal to the amount of any loss, liabilities or Costs that the Vendor (or any person connected or associated (within the meaning set out in section 51 of the Pensions Act 2004) with the Vendor) may, at any time after Completion, sustain, incur or pay under or in connection with the Pension Schemes.

11.3 The indemnity in clause 11.2 is without prejudice to the Purchasers' rights to bring claims in respect of breaches of the Vendor Warranties set out in Part G of Schedule 4.

11.4 The Vendors shall from time to time pay to the Purchasers a sum equal to the amount of any loss, liabilities or Costs that the Purchasers, the Group Companies or any person connected or associated (within the meaning set out in section 51 of the Pensions Act 2004 or, with respect to losses, liabilities or Costs arising in the United States, within the meaning of Section 414(b)(c), (m) or (o) of the US Internal Revenue Code) with the Group Companies may, at any time after Completion, sustain, incur or pay under on in connection with Danone Retained Plans.

In this clause 11.4, DANONE RETAINED PLANS means any occupational pension scheme (as defined in section 1 of the Pensions Schemes Act 1993) or employee pension plans (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) operated or contributed to by the Vendor or any member of the Vendor's Group but excluding the Pension Schemes.

12.  PROPERTY

ENFIELD PROPERTY

12.1 The Vendor shall procure that, upon Completion, HP Foods Limited will be granted and the Purchasers shall procure that HP Foods Limited shall accept and execute, a counterpart of a lease of part of the Enfield Property on the terms set out in Schedule 12.

INDEMNITY IN RESPECT OF ENFIELD PROPERTY AND BOSTON PROPERTY

12.2 The Vendor shall keep the Purchasers fully indemnified from and against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liabilities including tax liabilities, including any tax liability arising on, before or after Completion in connection with a disposal or deemed disposal of the Boston Property or Enfield Property howsoever arising directly or indirectly as a result of the ownership of any interest in the Boston Property or the Enfield Property or the occupation of either of those properties by the relevant Group Company prior to the Transfer of those properties to Danone Holdings (UK) prior to the entry of this Agreement Provided that the Purchasers shall use all reasonable endeavours to mitigate the same.

12.3 The indemnity contained in clause 12.2 includes (for the avoidance of doubt) liability under the Boston Option Agreement (subject to and with the benefit of which the Boston Property has been transferred to Danone Holdings
(UK) prior to the date of this Agreement) but excludes any duties or taxes to be borne by any of the Purchasers pursuant to clause 24.2 of this Agreement.

12.4 Paragraph ERROR! REFERENCE SOURCE NOT FOUND. of Schedule 11 of this Agreement will apply in relation to any tax liabilities being indemnified against under clause 12.2.

12.5 The Purchasers shall procure that any rebate received by HP Foods Limited or B.E. International Foods Limited relating to any rating appeal in respect of the Enfield Property shall be paid to the Vendor within seven days of such receipt.

FAIR LAWN PROPERTY

12.6 At Completion the L&P Purchaser shall grant to Amoy North America Inc. a written licence to continue to occupy such portion of the Fair Lawn Property occupied by Amoy North America Inc as at the date of this Agreement.

12.7 The licence to occupy referred to in clause 12.6 above shall commence on the date of Completion and shall terminate upon expiry of the period of three months following Completion.

12.8 The terms of the licence to occupy referred to in clause 12.6 shall be on the same basis as those governing the occupation of Amoy North America Inc. of the Fair Lawn Property as at the date of this Agreement and shall, for the avoidance of doubt, include the following terms:

Rents: Amoy North America Inc. shall occupy on a rent-free basis.

Support Services: The Purchasers shall procure that Lea and Perrins, Inc. shall continue to provide the Services provided to Amoy North America Inc as at the date of this Agreement and Amoy North America Inc shall pay to Lea and Perrins, Inc. the sum of US$15,000 per annum in respect of the continuation of the Services (such payment or payments to be paid monthly in advance). In this clause, SERVICES includes (but shall not be limited to) those services provided as at the date of this Agreement including payroll services, human resources support services (including health and welfare administration, recruitment, hiring, discharging, compensation), helpdesk support services for hardware and software, and IT services including ordering and installation of IT equipment.

Utility charges and property taxes: Amoy North America Inc. shall pay to Lea and Perrins, Inc. on written demand and in respect of the period of its occupation a sum or sums in respect of all utility charges and real property taxes applicable to the portion of the Fair Lawn Property occupied under the license.

Use: Amoy North America Inc. may use the Fair Lawn Property only as offices and shall comply with all laws, rules and regulations (including Environmental Laws) promulgated from time to time by any governmental authority.

Use of common and retained parts: Amoy North America Inc. shall be entitled to the rights of access and use of facilities (including, for the avoidance of doubt, use of the car park) at the Fair Lawn Property from which it benefits at the date of this Agreement.

Repair/Alterations: No alterations or improvements shall be made by Amoy North America Inc. to the Fair Lawn Property and Amoy North America Inc. shall keep the portion of the Fair Lawn Property which it occupies under the licence in no worse state of repair and condition than at the beginning of licence, damage by insured risks excepted unless Amoy North America Inc. has vitiated the insurance policy.

12.9 Amoy North America Inc. shall indemnify and keep indemnified, defend, protect and hold harmless the Purchasers from all damages, liabilities, losses, claims, attorneys' fees, costs and expenses properly incurred to the extent due to (i) the negligence or wilful misconduct of Amoy North America Inc. or its agents, contractors, licensees or invitees or a breach of Amoy North America Inc.'s obligations or representations under the definitive licence agreement; or
(ii) due to Amoy North America Inc.'s use of the Fair Lawn Property.

13.  NAME CHANGES, LABELLING AND IT SERVICES

13.1 The Vendor shall procure that each member of the Vendor's Group whose corporate name or business name registrations include either Lea & Perrins or HP shall, within 20 Business Days following Completion pass all necessary resolutions to cancel such business name registrations and change its corporate name to a name which does not include any of Lea & Perrins or HP or any name intended or likely to be confused or associated with any of them and shall procure the registration of the same with the appropriate court of registry promptly thereafter. Within 10 Business Days of receipt of confirmation from the appropriate court or registry that such name change has been effected, the Vendor shall notify the Purchasers that such name change has been effected.

13.2 For a period of 6 months (or 12 months in relation to stock included in the Completion Statements) commencing on Completion Date the Purchasers shall be entitled (and to the extent necessary the Vendor hereby grants the Purchasers a worldwide, royalty-free licence for that period) to continue to make, distribute and sell products (except in the case of Amoy products supplied under the Supply Agreement in which case the licence only grants rights to continue to distribute and sell products) using the same labels, packaging, containers, promotional and advertising material used by the Group on or during the 12 months before Completion on such products notwithstanding that such material may include references to the Vendor's name or the Vendor's Group. After the expiry of such period, the Purchasers shall not use any such material which makes reference to the Vendor's name or the Vendor's Group.

13.3 The Vendor agrees that the Group Companies shall have exclusive rights to use the UPC codes as they appear on the products currently produced, developed, or manufactured by the Group to the same extent such rights were held by the Group or the Vendor immediately prior to Completion. The Vendor shall lend reasonable assistance to the Group, at the Group's expense, to maintain such UPC code registrations.

13.4 The Vendor undertakes to use all reasonable endeavours to provide or procure the provision of the IT Services for a period of three months after Completion on the same basis (but free of charge) as such services were provided to the Group Companies prior to Completion.

13.5 For the purposes of clause 13.4, IT SERVICES shall be those IT Services provided by the Vendor's Group to the Group Companies as set out in specific disclosure 7.2 of the Disclosure Letter.

14.  PRODUCT QUALITY

14.1 The Vendor shall not be liable under this Agreement or otherwise for any Costs incurred by any person in connection with any contamination by any illegal or unapproved colorant of any product delivered by a Group Company at any time after Completion.

15.  NO RIGHTS OF RESCISSION OR TERMINATION

15.1 The sole remedy of the Purchasers for any breach of any of the Warranties or any other breach of this Agreement by the Vendor or any member of the Vendor's Group shall be an action for damages, specific performance or other equitable relief (or any combination of these remedies). The Purchasers shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Completion), other than pursuant to any such rights which arise in respect of fraudulent misrepresentation.

16.  INSURANCE

16.1 The Vendor shall, and shall procure that each other member of the Vendor's Group respectively shall use its reasonable endeavours to continue in force all current policies of insurance or any current rights under any previous policies of insurance of which the Vendor is aware, in respect of the Group's businesses and assets until Completion and, insofar as such a policy is capable (in accordance with the terms of the policies in force immediately prior to Completion) of providing a Group Company with insurance after Completion in respect of Pre-Completion Events (as defined below), for a period of two years after Completion (any further cost in respect of the period after Completion being for the account of the Purchaser). A PRE-COMPLETION EVENT means any loss, damage, death or injury which occurs or is caused, or any event, occurrence, accident, act, error or omission which occurs or takes place, prior to Completion.

16.2 If any member of the Vendor's Group has any right to make a claim in respect of a Pre-Completion Event under the terms of any insurance policy, then the Vendor undertakes to, or to procure that the relevant member of the Vendor's Group shall, use reasonable endeavours to make recovery under the relevant policy prior to Completion. To the extent that any such recovery is made prior to Completion, the Vendor shall procure that the proceeds are applied to the restoration or replacement of the relevant insured asset(s) or that they are otherwise either passed to the relevant Group Company before Completion or are passed to the Purchasers (on behalf of the relevant Group Company) at Completion.

16.3 Subject to clause 16.4, in respect of any claim by or on behalf of a Group Company whether on an "incidents occurring" or "claims made" basis under any insurance policy which is made prior to Completion or capable of being made following Completion in relation to a Pre-Completion Event, the Vendor shall, promptly after becoming aware of the right to claim, notify the Purchasers in writing of the claim and make and pursue any such claim under the relevant policy at the Group's cost as the Purchasers shall reasonably request. The Vendor shall:

(a) keep the Purchasers informed on a regular basis of the progress of any such claim;

(b) following Completion at the Group's cost take all such action, institute such proceedings and provide such information and assistance as the Purchasers may reasonably request in respect of the handling of such claim against the insurer; and

(c) promptly on receipt pay to the relevant Group Company all proceeds recovered from insurers in respect of such claim without any set-off or counterclaim or other deduction.

16.4 Where, after Completion, a Group Company is able to pursue any insurance claim of a type referred to in clause 16.3 directly and receive the proceeds of any such claim directly, the Vendor shall not be obliged to make and pursue such claim on behalf of the Group Company, but shall at the Purchasers' cost, provide such information and assistance as the Group Company may reasonably request in respect of the handling of such claim against the insurer.

17.  PROTECTIVE COVENANTS

17.1 The Vendor shall not, and shall procure that no member of the Vendor's Group shall, (whether jointly or alone and whether directly or indirectly), carry on or be engaged in any Competing Business during a period of 2 years after Completion. For this purpose, COMPETING BUSINESS means a business:

(a) which involves the manufacture, distribution and/or sale of Relevant Products; and

(b) which is carried on or distributed directly or indirectly by the Vendor within the Territory.

17.2 The restriction contained in clause 17.1 above shall not affect or prohibit, after Completion, any member of the Vendor's Group from:

(a) owning for investment purposes securities in any company dealt in on a stock exchange (for the avoidance of doubt, where the acquiring member of the Vendor's Group is not actively involved in the management of such company) and not exceeding 15 per cent. in nominal value of the securities of that class in such company;

(b) acquiring in a single transaction or series of related transactions any one or more companies and/or businesses (taken together, the ACQUIRED BUSINESS) and subsequently carrying on or being engaged in the Acquired Business where its activities include carrying on or being engaged in a business which is a Competing Business (the ACQUIRED COMPETING BUSINESS), provided that the Acquired Competing Business (i) has a fair value of less than L150 million and (ii) represents not more than 30 per cent. of the Acquired Business as a whole (measured in terms of turnover in its last accounting year);

(c) acquiring any one or more companies and/or businesses where global turnover of such companies and/or businesses exceeds E4 billion per annum;

(d) acquiring an Acquired Competing Business and subsequently carrying on or being engaged in the Acquired Competing Business provided that within 12 months of the date of completion of such acquisition, such Acquired Competing Business is sold by the relevant acquiring member of the Vendor's Group to a purchaser or purchasers each of which is not a member of the Vendor's Group;

(e) carrying on or being engaged in any trade or business carried on as at the date of this Agreement by any member of the Vendor's Group; or

(f) performing its obligations under the Transaction Documents and/or under any other agreement which it may enter into with a member of the Purchasers' Group.

For the purposes of subparagraphs (a), (b) and (c) above, transactions undertaken by the Vendor and/or different members of the Vendor's Group shall be aggregated and treated as undertaken by a single member.

17.3 The Vendor shall not, and shall procure that no member of the Vendor's Group shall, within a period of eighteen months after Completion, solicit or endeavour to entice away from any Group Company, any Senior Employee who was employed by any Group Company at any time during the six months prior to Completion, save that nothing in this clause shall prevent the Vendor from advertising any position of employment nor from recruiting any such person in response to such advertisement (provided such recruitment does not arise from specific solicitation of that person in bad faith) or from negotiating with or employing persons who themselves initiate any contact with the Vendor.

17.4 The Vendor acknowledges and agrees that each of clauses 17.1, 17.2 and 17.3 constitutes an entirely separate and independent restriction and that the duration, extent and application of each restriction are no greater than is reasonable and necessary for the protection of the interests of the Purchasers' Group but that, if any such restriction shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, the said restriction shall apply within the jurisdiction of that court or competent authority with such modifications as one necessary to make it valid and effective.

18.  PAYMENTS

18.1 Unless provided otherwise in this Agreement, any payment to be made pursuant to this Agreement by any Purchaser or any member of the Purchasers' Group shall be made to the Vendor's Bank Account (or such other account as the Vendor shall nominate in writing at least two Business Days prior to the due date) in immediately available funds by electronic transfer in sterling on the due date for payment. The Vendor agrees to pay each member of the Vendor's Group that part of each payment received by the Vendor under this Agreement to which such member is entitled. Receipt of such sums in the relevant bank account of or nominated by the Vendor shall be an effective discharge of the obligation of such Purchaser or any member of the Purchasers' Group to pay such sums to the Vendor or a member of the Vendor's Group, as the case may be, and neither the relevant Purchaser nor any member of the Purchasers' Group shall be concerned to see to the application or be answerable for loss or misapplication of such amount.

18.2 Any payment to be made pursuant to this Agreement by the Vendor or any member of the Vendor's Group shall be made to the Purchasers' Bank Account (or such other account as the Purchasers shall nominate in writing at least two Business Days prior to the due date) in immediately available funds by electronic transfer in sterling on the due date for payment. The Purchasers agree to pay each member of the Purchasers' Group that part of each payment received by the Purchasers under this Agreement to which such member is entitled. Receipt of such sums in the relevant bank account of or nominated by the Purchasers shall be an effective discharge of the obligation of the Vendor or any member of the Vendor's Group to pay such sums to the Purchasers or a member of the Purchasers' Group, as the case may be, and neither the Vendor nor any member of the Vendor's Group shall be concerned to see to the application or be answerable for loss or misapplication of such amount.

18.3 If any sum due for payment under or in accordance with this Agreement is not paid on the due date (the DUE DATE), the person in default shall pay interest on the amount not paid at the Default Interest Rate calculated on a daily basis on that sum (the DUE Sum) from but excluding the Due Date to and including the date of actual payment (whether before or after judgement).

19.  CONFIDENTIALITY

19.1 For the purposes of this clause 19:

(a)  CONFIDENTIAL INFORMATION means:

     (i) (in relation to the obligations of the HP Purchaser and the L&P Purchaser under this clause 19) any information received or held by the HP Purchaser or the L&P Purchaser (or any of its or their Representatives) where such information relates to the Vendor's Group or, prior to Completion, any of the Group Companies; or

     (ii) (in relation to the obligations of the Vendor under this clause 19) any information received or held by the Vendor (or any of its Representatives) where such information relates to the Purchasers' Group or, following Completion, any of the Group Companies or the Business including, without limitation, any Know-How exclusively relating to the Business; and

     (iii) information relating to the provisions and subject matter of, and negotiations leading to, this Agreement and the other Transaction Documents;

     and includes not only written information but information transferred or obtained orally, visually, electronically or by any other means;

(b) REPRESENTATIVES means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, external legal advisers, accountants, consultants and financial advisers of that party and/or of its respective Affiliates.

19.2 Each of the Vendor, the HP Purchaser and the L&P Purchaser undertakes that it shall (and shall procure that each of its Representatives and Affiliates shall) maintain Confidential Information in confidence and not disclose that Confidential Information to any person or use it for any purpose except as permitted by this clause 19 or with the prior written approval of the other party.

19.3 The obligations not to disclose Confidential Information under clause 19.2 shall not apply if and to the extent that the Vendor or the Purchasers (as the case may be) can demonstrate that:

(a) such disclosure is required by law or regulation or by any stock exchange or any regulatory, governmental or antitrust body (including, for the avoidance of doubt, any tax authority) having applicable jurisdiction (provided that, in such circumstances, the disclosing party shall, to the extent reasonably possible, first inform the Purchasers or the Vendor (as applicable) of its intention to disclose such information and shall take into account the reasonable comments of the other party);

(b) the Confidential Information concerned was lawfully in the relevant party's possession or the possession of any of its Representatives (in either case as evidenced by written records) and not subject to any obligation of secrecy on its part prior to its being received or held as described in clause 19.2 except that this paragraph 19.3(b) shall not apply to Confidential Information on or in relation to the Group which is held by the Vendor as a result of its ownership of the Group;

(c) the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this clause 19.3;

(d) the disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other Transaction Document (provided that, in such circumstances, the disclosing party shall take such steps as are reasonable in the circumstances to protect the confidentiality of the information).

19.4 Each of the Vendor, the HP Purchaser and the L&P Purchaser undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for the purposes of exercising the rights or performing the obligations under this Agreement or the other Transaction Documents and only if the Representatives are informed of the confidential nature of the Confidential Information.

19.5 Each of the Vendor, the HP Purchaser and the L&P Purchaser shall procure that its respective Affiliates also comply with the provisions of clauses 19.3 and 19.4, mutatis mutandis. Each of the Vendor, the HP Purchaser and the L&P Purchaser shall be responsible for breach of the above confidentiality undertaking by it or its Affiliates and undertakes to the other (for itself and on behalf of each of the other's Affiliates) to indemnify the other party, its Affiliates or any successor to such business against all Costs arising from such breach.

19.6 If this Agreement is terminated in accordance with its terms, the Purchasers shall as soon as practicable on request by the Vendor:

(a) return to the Vendor all written documents and other materials relating to the Vendor, any Group Company or the subject matter of this Agreement (including any Confidential Information) which have been provided to each of the HP Purchaser and the L&P Purchaser (or its Representatives) by the Vendor (or its Representatives) at any time whether before or after the date of this Agreement without keeping any copies thereof;

(b) subject to clause 19.6(c) destroy all information or other documents to the extent containing or derived from such Confidential Information; and

(c) so far as it is reasonably practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

19.7 Each of the Vendor and the Purchasers shall only use (or permit the use by its Affiliates of) the Confidential Information received or held by it or its Affiliates for the purposes of performing the obligations under the Transaction Documents.

19.8 For a period of seven years following Completion, the Purchasers shall use all reasonable endeavours, and shall procure that all members of the Purchasers' Group shall use all reasonable endeavours, to provide the Vendor upon reasonable request with reasonable access (including the right to take copies) within Working Hours to the books, accounts and all other records held by any member of the Purchasers' Group to the extent that such books, accounts and records relate to the Group and relate to the period up to Completion (the RECORDS) provided the Vendor requires access to such Records for tax, accounting, financial reporting or regulatory purposes and the confidentiality obligations under this clause 19 shall not apply to the extent the Vendor or any member of the Vendor's Group is required to disclose such Records or any information contained therein to any person in connection with its tax, accounting, financial reporting or regulatory obligations.

19.9 The provisions of clauses 19.1 to 19.8 shall survive termination and/or Completion of this Agreement and shall continue to have effect without limitation in time.

19.10 The Vendors shall, or shall procure that the relevant member of the Vendor's Group shall, request that each party to the any confidentiality agreement entered into with prospective purchasers in connection with the sale of the business contemplated by this Agreement returns or destroys all confidential information provided by the Vendors or any member of the Vendor's Group to such prospective purchaser to the fullest extent permitted under the terms of each such confidentiality agreement. In no circumstances shall the Vendor or any member of the Vendor's Group be required to disclose the identity of any counterparties to such confidentiality agreements or otherwise breach a duty of confidentiality owed to any of them.

19.11 The Vendors shall, or shall procure that the relevant member of the Vendor's Group shall, subject to the Vendors or the relevant member of the Vendor's Group being indemnified (to the Vendor's or relevant member of the Vendor's Group's reasonable satisfaction) by the Purchasers against all Costs, use reasonable endeavours to take such action as the Purchasers may reasonably require to enforce the terms of the confidentiality agreements referred to in clause 19.10.

20.  ENTIRE AGREEMENT

20.1 This Agreement sets out the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares. This Agreement supersedes all prior agreements, understandings or arrangements (whether oral or written) between the parties relating to the sale and purchase of the Shares (including the

Confidentiality Agreement, save in respect of any accrued rights or liabilities as at the date of this Agreement) which shall cease to have any further force and effect save insofar as any of a party's Connected Persons may have rights under any of them. It is agreed that:

(a) no party has entered into this Agreement in reliance upon, nor shall any party have any claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, collateral contract or other provision made by or on behalf of any other party (or any of its Connected Persons) which is not expressly set out or referred to in any Transaction Document; and

(b) save as expressly set out in this Agreement, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other party (or any of its respective Connected Persons) in respect of, arising out of, or in any way relating to the Proposed Transaction, provided that this clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation by a party or any of its Connected Persons.

The agreements and undertakings in this clause 20.1 are given by each party on its own behalf and as agent for each of its Connected Persons. Each Connected Person may enforce this clause 20.1 directly against each other party and Connected Person. For the purpose of this clause, CONNECTED PERSON means, in each case, to the extent that they are involved on behalf of a party, (a) a party's officers, employees, group undertakings, agents and advisers, (b) officers, employees, agents and advisers of a party's group undertakings; and
(c) officers, employees and partners of any such agent or adviser or of any group undertaking of such an agent or adviser.

21.  VARIATION

No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression VARIATION shall include any variation, supplement, deletion or replacement however effected.

22.  ASSIGNMENT

22.1 Neither party to this Agreement shall, nor shall it purport to, assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other party, save that the Purchasers may, without the consent of the Vendor, assign to any member of the Purchasers' Group the benefit of all or any of the Vendor's obligations under this Agreement and/or any benefit arising under or out of this Agreement provided that if an assignment of this Agreement is effected in accordance with clause 22.1, then the liabilities of the Vendor or any relevant member of the Vendor's Group shall be no greater (but no less) than such liabilities would have been had the assignment not been effected, provided that if any such assignee subsequently ceases to be a member of the Purchasers' Group, the Purchasers shall procure that before it so ceases it shall re-assign that benefit to the Purchasers or to another continuing member of the Purchasers' Group.

22.2 Immediately after any assignment in accordance with clause 22.1, the Purchasers shall give written notice of the assignment to the Vendor, such notice to contain full details of the assignment.

22.3 Each of the HP Purchaser and the L&P Purchaser shall prior to Completion and with the Vendor's consent (such consent not to be unreasonably withheld) be entitled to nominate another member of the Purchasers' Group to replace it as the HP Purchaser or L&P Purchaser respectively under this Agreement (each a SUBSTITUTED PURCHASER), provided that any such substitution of the HP Purchaser and/or the L&P Purchaser pursuant to this clause 22 shall:

(a)  not prejudice the rights or remedies of the Vendor under this Agreement;

(b) not increase the liabilities of the Vendor or any member of the Vendor's Group under this Agreement;

(c) not affect in any way the HP Purchaser's or the L&P Purchaser's confirmations (as appropriate) at the date of this Agreement provided under clause 8.1(b); and

(d) to the reasonable satisfaction of the Vendor establish joint and several liability for each of the HP Purchaser and/or the L&P Purchaser (as appropriate) and the Substituted Purchaser in respect of all obligations pursuant to this Agreement.

22.4 If the HP Purchaser and/or the L&P Purchaser nominates a Substituted Purchaser pursuant to clause 22.3, the Vendor may require that the relevant
Purchaser:

(a) provide a parent company guarantee regarding such Substituted Purchaser's obligations under the Agreement; and

(b) procure that the Substituted Purchaser shall warrant to the Vendor on substantially the same terms as those set out in Schedule 5.

23.  ASSURANCES

23.1 Each of the Vendor, the HP Purchaser and the L&P Purchaser agrees, for a period of 12 months from Completion, to execute (or procure the execution of) such further documents as may be required by law or as may be necessary to implement and give effect to the transfer of title to the Shares pursuant to this Agreement (including the execution of all deeds and documents, procuring, so far as it is able, the convening of all meetings, the giving of all necessary waivers and consents and the passing of all resolutions and otherwise exercising all powers and rights available to them).

23.2 In the absence of specific agreement to the contrary, each party shall be responsible for its own costs and expenses (including, for the avoidance of doubt, those of its Affiliates) incurred in giving effect to the provisions of clause 23.1.

23.3 The L&P Purchaser and the HP Purchaser shall be jointly and severally liable for any of the obligations of the HP Purchaser under this Agreement.

24.  ANNOUNCEMENTS

24.1 Neither the Vendor nor the Purchasers shall make or issue any public announcement, circular or disclosure in connection with the existence or the subject matter of this Agreement (and the Vendor and each of the HP Purchaser and the L&P Purchaser shall procure that none of its Affiliates makes or issues any such announcement, circular or disclosure) in each case without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed).

24.2 The restriction in clause 24.1 shall not apply to the extent that announcement or disclosure:

(a) is required by law or by any stock exchange or other governmental, regulatory or supervisory body or authority of competent jurisdiction to whose rules the party making the announcement or disclosure is subject, whether or not having the force of law. Where any announcement or disclosure is made in reliance on this exception, the party making the announcement or disclosure shall use its reasonable endeavours to consult with the other party in advance as to the form, content and timing of any such announcement or disclosure; or

(b) is contained in a notification, release or announcement (i) made or sent by the Purchasers after Completion to a customer, client or supplier of a Group Company, or (ii) generally made in relation to the Purchasers' purchase of the Shares, in each case, which is limited to a statement that the Purchasers have acquired the Business from the Vendor.

25.  COSTS

25.1 Subject to clause 25.2, each of the parties shall pay its own transaction costs and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and the other Transaction Documents and, for the avoidance of doubt, none of the Vendor's transaction costs and expenses so incurred have been borne by a Group Company.

25.2 The Purchasers shall bear all stamp or other documentary or transaction duties and any other transfer taxes arising as a result or in consequence of this Agreement or of any other Transaction Documents or of their respective implementation.

25.3 All sums paid by a payer under this Agreement shall be paid free and clear of all deductions or withholdings unless deduction or withholding is required by law, in which event the payer shall pay such additional amount as shall be requested to ensure that the net amount received by the payee will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

25.4 If a payment to any of the Purchasers or the Vendor under the Tax Covenant or under clauses 10.1(c), 11, 12.2 or 19.5 of this Agreement or paragraph 1.9 of

Schedule 6 of this Agreement is subject to tax, the Vendor or the relevant Purchaser (as the case may be) shall pay to the relevant Purchaser or the Vendor (as applicable) the amount (after taking into account tax payable in respect of the amount) that will ensure that the payee receives and retains a net sum equal to the sum it would have received had the payment not been subject to tax.

25.5 Clauses 25.3 and 25.4 above shall not apply to the extent that the relevant deduction, withholding or tax charge would not have arisen but for:

(a) the payee not being tax resident in the UK, or having some connection with a territory outside the UK; or

(b)  an assignment by the payee of any of its rights under this Agreement.

26.  SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

27.  COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

28.  TIME OF THE ESSENCE

Time shall be of the essence of this Agreement, both as regards the times, dates and periods mentioned herein and as to any times, dates and periods which may, by Agreement in writing between or on behalf of the Vendor and the Purchasers, be substituted for them.

29.  WAIVERS, RIGHTS AND REMEDIES

29.1 Except as otherwise provided in this Agreement, no failure or delay by any party in exercising any right or remedy provided by law or under or pursuant to this Agreement or any of the Transaction Documents shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

30.  NOTICES

30.1 Any notice or other communication to be given by one party to the other party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in clause 30.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 30.2 and in each case marked for the attention of the relevant party set out in clause
30.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 30). Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)  in the case of delivery by hand, when delivered;

(b)  in the case of fax, at the time of transmission;

(c) in the case of prepaid recorded delivery, special delivery or registered post, at 10am on the second Business Day following the date of posting,

provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day.

References to time in this clause 30.1 are to local time in the country of the addressee.

30.2 The addresses and fax numbers of the parties for the purpose of this clause 30 are as follows:

VENDOR

Name:                   Danone Holdings (UK)
Address:                20-22, Bedford Row, London, WC1R 4 JS
Fax:                    +44 20 8799 1062
For the attention of:   The General Counsel

with a copy to:

Name:                   Groupe Danone
Address:                17 Boulevard Haussmann
                        75009 Paris
Fax:                    +33 1 44 35 2395
For the attention of:   The General Counsel

with a further copy (which shall not constitute notice) to:

Name:                   Freshfields Bruckhaus Deringer
Address:                65 Fleet Street
                        London EC4Y 1HS
Fax:                    +44 20 7832 7001
For the attention of:   Martin Nelson-Jones

PURCHASERS

Name:                   H.J. Heinz Company Limited
Address:                South Building, Hayes Park, Hayes, Middlesex UB4 8AL
Fax:                    +44 20 8898 2544
For the attention of:   The General Counsel

Name:                   H.J. Heinz Company
Address:                World Headquarters
                        600 Grant Street
                        USSB 60
                        Pittsburgh
                        PA 15219-2857
                        USA
Fax:                    +1 412 456 6115
For the attention of:   The General Counsel

with a further copy (which shall not constitute notice) to:

Name:                   Clifford Chance Limited Liability Partnership
Address:                10 Upper Bank Street
                        London E14 5JJ
Fax:                    +44 20 7006 5555
For the attention of:   Adam Signy/Kathy Honeywood

30.3 A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 30, provided that, such notice shall only be effective on:

(a) the date specified in the notice as the date on which the change is to take place; or

(b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date which is the fifth Business Day after notice of any change has been given.

31.  NO RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

31.1 Subject to clause 31.2, each party undertakes to each other party that each of its respective Connected Persons shall have the right to enforce the terms of clause 21 of this Agreement under the Contracts (Rights of Third Parties) Act 1999 (UK) (and as such clause may be amended from time to time).

31.2 The rights of Connected Persons under clause 31.1 are subject to:

(a)  the terms of clause 22 and clause 32; and

(b) the term that the parties to this Agreement may by Agreement terminate or rescind or vary it in any way without the consent of any Connected Person.

31.3 Save as provided in clause 31.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 (UK) to enforce any of its terms

32.  GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

32.1 This Agreement and the legal relationships established by or otherwise arising in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

32.2 Each of the parties agrees that the courts of England are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the jurisdiction of the English courts.

32.3 The Purchasers shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be H.J. Heinz Company UK Limited currently of South Building, Hayes Park, Hayes, Middlesex, UB4 8AL and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchasers if delivered to such agent at its address for the time being. The Purchasers irrevocably undertake not to revoke the authority of this agent and if, for any reason, the Vendor requests the Purchasers to do so, the Purchasers shall promptly appoint another such agent with an address in England and advise the Vendor. If, following such request, the Purchasers fails to appoint another agent, the Vendor shall be entitled to appoint one on behalf of the Purchasers at the expense of the Purchasers.

AS WITNESS this Agreement has been signed on behalf of the parties on the day and year first before written.

                                   SCHEDULE 1

                       THE COMPANIES AND THE SUBSIDIARIES

                        PART A DETAILS OF THE COMPANIES

                       PART B DETAILS OF THE SUBSIDIARIES

                                   SCHEDULE 2

                   THE SHARES TO BE SOLD AND THE CONSIDERATION

                       THE SHARES                              DEBT FREE/CASH FREE PRICE
                          (1)                                             (2)
------------------------------------------------------------   -------------------------
1.   HP Foods Limited

-    250,000 Ordinary Shares of L1 each and 4,100,000                 L390,000,000
     Redeemable Preference Shares of L1 each

2.   HP Foods Holdings Limited

-    4,772,168 Ordinary Shares of L1 each and 4,100,000               L 10,000,000
     Redeemable Shares of L1 each

3.   HP Foods International Limited

-    4,927,267 ordinary shares of L1 each                             L 70,000,000

Total
                                                                      ------------
                                                                      L470,000,000
                                                                      ============

PRELIMINARY PURCHASE ALLOCATION

                                  %        L
                                 --   ------------
HP Foods Limited                 83   L390,000,000

HP Foods Holdings Limited         2   L 10,000,000

HP Foods International Limited   15   L 70,000,000
                                      ------------
                                      L470,000,000
                                      ============

The above reflects a preliminary estimate of purchase price allocation. At Completion purchase is to be allocated in a manner that is mutually agreed by the parties, and is reasonable based on the parties' view of taxing authorities requirements and preliminary valuation by appraisers. However, failing such agreement, the allocation set out above will apply.

                                   SCHEDULE 3

                           PRE-COMPLETION UNDERTAKINGS

                                   SCHEDULE 4

                                VENDOR WARRANTIES

                           PART A : GENERAL/COMMERCIAL

1.   THE VENDOR'S GROUP AND THE SHARES

AUTHORISATIONS, VALID OBLIGATIONS, FILINGS AND CONSENTS

1.1 The Vendor has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions (APPROVALS) required to empower it to enter into and perform its obligations under this Agreement and any other Transaction Document to which it is a party (other than Approvals for which the Purchasers are responsible).

1.2 Entry into and performance by the Vendor of the Transaction Documents to which it is a party will not breach the provisions of its constitutional documents in its jurisdiction of incorporation.

1.3 The Vendor's obligations under this Agreement and each document to be executed by the Vendor at or before Completion will, or when the relevant document is executed will, constitute valid and binding obligations of the Vendor.

1.4 Neither entry into this Agreement nor entry into, and implementation of, the Proposed Transaction will:

(a) result in a breach of any applicable laws or regulations in its relevant jurisdiction of incorporation; or

(b) amount to a breach of any order, decree or judgment of any court or any governmental or regulatory authority in its jurisdiction of incorporation,

by any member of the Vendor's Group where, in each case, such breach would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which is it a party.

THE VENDOR'S GROUP, THE SHARES AND THE GROUP COMPANIES

1.5 Each of the Vendor and the Group Companies is validly incorporated, in existence and duly registered and/or in good standing (as applicable) under the laws of its jurisdiction of incorporation. Each of the Group Companies has full power under its memorandum or articles of association, articles or certificate of incorporation or equivalent constitutional documents in its jurisdiction of incorporation to conduct its business as conducted at the date of this Agreement.

1.6 Lea and Perrins, Inc. is in all material respects duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification.

1.7 All the Shares are fully paid or properly credited (under the applicable legislation in the jurisdiction of incorporation of the relevant Company) as fully paid and the Vendor is the sole legal and beneficial owner of all of the Shares free from all Encumbrances and no member of the Vendor's Group or Group Company is party to any Agreement to create any such Encumbrance over any of such Share.

1.8 No member of the Vendor's Group or of the Group has entered into any agreement or arrangement pursuant to which any person has the right (exercisable now or in the future and whether contingent or not) to call for the issue, transfer, redemption or repayment of any share or loan capital in any Group Company.

1.9 The Vendor is entitled to transfer or procure the transfer of the legal and beneficial ownership of the Shares set against its name in Schedule 2 on the terms set out in this Agreement.

1.10 The Shares constitute the whole of the issued and allotted (or, to the extent appropriate, registered and/or outstanding) share capitals of the Companies.

1.11 The information in respect of each of the Companies set out in Part A of
Schedule 1 is accurate in all material respects and not misleading.

SUBSIDIARIES

1.12 The Companies do not have any subsidiary undertakings other than the Subsidiaries.

1.13 Each allotted and issued share in any Subsidiary is legally and beneficially owned by a Group Company. There are no Encumbrances affecting the shares of any Subsidiary and no member of the Vendor's Group or Group Company is party to any Agreement to create any such Encumbrance over any of such shares.

1.14 All such shares in the Subsidiaries are fully paid or properly credited as fully paid under the applicable legislation in the jurisdiction of incorporation of the relevant Subsidiary.

1.15 The information in respect of each of the Subsidiaries set out in Part B of
Schedule 1 is accurate in all material respects and not misleading.

1.16 Westminster Condiments, Inc. does not carry out any trading and has no material liabilities.

1.17 The following companies (which were formerly part of the Group) have been dissolved pursuant to Section 652A of the Companies Act 1985 and have no material liabilities:

(a)  B.E. Foods (1) Limited (formerly Premier Foods (Holdings) Limited);

(b)  Premier Spices Limited;

(c)  Bombay Emporium Limited;

(d)  Cathay Foods Limited;

(e)  B.E. Foods (2) Limited (formerly Premier Foods Limited);

(f)  Premier Pet Foods Limited; and

(g)  Baird, Wolton & May Limited.

OTHER INTERESTS

1.18 No Group Company owns or has any interest of any nature whatsoever in any shares, debentures or other securities issued by any undertaking (other than another Group Company) or any partnership.

REGISTER OF MEMBERS

1.19 The register of members of each Group Company contains complete and accurate records of its members from time to time and all issues and transfers of shares in the capital of each Group Company have been registered in accordance with the articles of association or equivalent constitutional documents the relevant Group Company from time to time in force.

2.   FINANCIAL MATTERS

THE ACCOUNTS

2.1 The Accounts (i) have been prepared on a proper and consistent basis in accordance with the accounting principles followed by Groupe Danone in the preparation of its audited consolidated financial statements as of 1 January 2005 and stated in the exhibit 15.1 of the 2004 form 20.F of Groupe Danone, save that relevant levels of materiality for the Accounts have been assessed for the Group on a stand alone basis (ii) give a true and fair view of the assets, liabilities and state of affairs of the Group as at the Accounts Date and of the results of the Group for the financial year ended on the Accounts Date and (iii) would not show a materially different view of the assets, liabilities and state of affairs of the Group had they been audited.

2.2 Having regard to the purposes for which they were prepared, the Management Accounts have (i) been prepared with reasonable skill and care and, save as described in Annex 4 of Schedule 10, have in all material respects been prepared on a proper and consistent basis with the Accounts, (ii) been properly extracted in all material respects from the books and records of the Companies, and (iii) present a view of the assets and liabilities and operating profit of the Group Companies as at the date and for the period to which they relate which, taken as a whole, are not materially misleading.

2.3 The audited accounts of each Group Company (if any) as at the Accounts Date have been prepared and audited on a proper and consistent basis in accordance with the law and applicable accounting standards, principles and practices generally accepted in the jurisdiction of incorporation of the relevant Group Company. Such accounts show a true and fair view of the assets, liabilities and state of affairs of each Group Company as at the Accounts Date and of the profits and losses of each Group Company for the financial year ended on the Accounts Date, in each case, in accordance with accounting principles generally accepted in the jurisdiction of incorporation of the relevant Group Company.

2.4 The working capital as set out in Appendix 2 and 3 of the Working Capital Analysis fairly represents the ongoing working capital requirements of the Business and has in all material respects been properly extracted from the books and records of the Companies for the period from 1 January 2004 to the Accounts Date and presents a view of the working capital items of the Group Companies as at the date and for the period to which they relate.

BOOKS OF ACCOUNT

2.5 The accounting books and records required to be maintained by each Group Company under the laws of the jurisdiction of its incorporation in all material respects:

(a)  are up to date;

(b)  are maintained in accordance with applicable law;

(c) contain records of all matters required to be dealt with in such books and records; and

(d)  are in the possession (or under the control) of the relevant Group Company.

2.6 The Vendor is not aware of any liability (actual or contingent) in excess of L500,000 (excluding restaurant lease liabilities and pension liabilities) arising out of or relating to the Business except:

(a) liabilities if and to the extent accrued or reserved against as set forth in the Accounts balance sheet; and

(b) liabilities incurred after the Accounts Date in the ordinary course of business.

For the avoidance of doubt, the provisions of this paragraph 2.6 shall not apply in respect of any liabilities of a type referred to in paragraph 8.4 of Schedule 6.

2.7 The information at D to J of Schedule 13:

(a)  has been prepared in good faith;

(b)  has been prepared with reasonable skill and care; and

(c) has been properly extracted, at brand level, in all material respects from the books and records of the Group Companies.

POSITION SINCE ACCOUNTS DATE

2.8 Since the Accounts Date:

(a) the operation of the Group has been carried on in the ordinary course and on a basis consistent with the operation of the Group for a period of 12 months prior to the Accounts Date;

(b) there has been no material adverse change in the Business, the financial or trading position or operations of the Group taken as a whole and, so far as the Vendor is aware, no event or series of events in the Business has occurred which is reasonably likely to result in the same (excluding, in each case, the effects of market or industry conditions and of events or circumstances external to the Business);

(c) save as set out in the Disclosure Letter, no dividend or other distribution (whether in cash, stock or in kind) has been declared, authorised, paid or made, nor has there been any reduction of paid-up share capital, by any Group Company (except for any dividends provided for in the Accounts and any such dividends or other distributions declared, authorised, paid or made within the Group);

(d) no share or loan capital has been allotted, issued, repaid or redeemed or agreed to be allotted, issued, repaid or redeemed by any Group Company;

(e) no Group Company has repaid any borrowing or indebtedness in advance of its stated maturity;

(f) no Group Company has disposed of any fixed assets (including any Intellectual Property Rights) other than disposals of assets made in the ordinary course of trading on arm's length commercial terms:

     (i)  having an individual book or fair value not exceeding L100,000; and

     (ii) having an aggregate book or fair value not exceeding L500,000;

(g)  no Group Company has:

     (i) engaged in any programme, sales or promotional activity or other action that would reasonably be expected to result, directly or indirectly, in a trade buy-in that is significantly in excess of normal customer requirements existing in the 12 months prior to the Accounts Date; and

     (ii) entered into any trade promotion or off-invoice allowance (including with respect to trade deal rates and trade promotion durations) which was, in any material respect, inconsistent with the practice of the relevant Group Company in the 12 months prior to the Accounts Date;

(h) each Group Company has carried out its policies relating to discounts, rebates, promotional offers for customers or distributors consistent in all material respects with the practice of the relevant Group Company in the 12 months prior to the Accounts Date.

3.   FINANCIAL DEBT

3.1 Except as disclosed in the Accounts or in the Disclosure Letter, no Group Company has any outstanding loan capital, borrowings or indebtedness in the nature of borrowings and has not agreed to create or incur loan capital, borrowings or indebtedness in the nature of borrowings.

3.2 So far as the Vendor is aware, no event has occurred and no Group Company has received any written notice in the twelve months prior to the date of this Agreement alleging that an event has occurred which:

(a) constitutes an event of default, or otherwise gives rise to an obligation to repay prior to the scheduled repayment date, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both); or

(b) will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of any Group Company becoming enforceable (or will do so with the giving of notice or lapse of time or both).

3.3 All indebtedness in the nature of borrowings of each of the Group Companies (excluding Intra-Group Payables and Intra-Group Receivables and Inter-Company Trading Amounts) as at the date of this Agreement has been entered into on arm's length terms and in the ordinary and usual course of business.

3.4 No Group Company has received any written notice in the twelve months prior to the date of this Agreement to repay under any agreement relating to Financial Debt which is repayable on demand.

4.   GUARANTEES AND INDEMNITIES

4.1 Save in the ordinary course of business, no Group Company is a party to or is liable under a guarantee, indemnity or other agreement to secure or incur a material financial or other material obligation with respect to another person's obligation.

4.2 No part of the loan capital, borrowings or indebtedness in the nature of borrowings of any Group Company is dependent on the guarantee or indemnity of, or security provided by, another person who is not a Group Company.

5.   REGULATORY MATTERS

LICENCES

5.1 Each Group Company which is a trading company has obtained all material licences, permissions, authorisations and consents required for carrying on its business effectively in the places and in the manner in which such business is now carried on.

5.2 The licences, permissions, authorisations and consents referred to in paragraph 5.1 are in full force and effect and have been complied with in all material respects, where failure to do so would result in a cost to the Business of not less than L100,000.

5.3 No written notice has been received which indicates that any of the licences, permissions, authorisations or consents referred to in paragraph 5.1 will be revoked or not renewed, in whole or in part, in the ordinary course of events where such revocation or non-renewal would have a material impact on the Group Companies as a whole.

6.   THE GROUP COMPANIES' ASSETS

6.1 Each of the Group Companies owns or is entitled to use and enjoy all the rights and assets (excluding assets to which Part B of this Schedule 4 relates) necessary to carry on its business substantially as carried on immediately prior to the date of this Agreement.

6.2 No Group Company depends in any material respect on the use of assets owned by, or facilities and services provided by, any member of the Vendor's Group which will not be transferred to the Purchasers or a member of the Purchasers' Group on Completion.

6.3 The assets included in the Accounts or acquired by the Group Companies since the Accounts Date (other than assets disposed of in the ordinary course of business or which are the subject matter of operating or finance or capital leases) are:

(a) legally and beneficially owned solely by the Group Companies free from any Encumbrance (other than retention of title claims or liens arising in the ordinary course of business); and

(b) where capable of possession, in the possession or under the control of the Group Company.

6.4 The list of products set out in Schedule 5 to the Disclosure Letter lists all the material products/SKU's produced, manufactured, distributed or sold by the Business in 2004 (but excluding products relating to Amoy).

7.   CONTRACTUAL MATTERS

MATERIAL CONTRACTS

7.1 There is not outstanding any agreement to which a Group Company is a party:

(a) which involves an annual expenditure by any Group Company in excess of L1 million or which has a term which ends on a date which is more than 12 months after the date of this Agreement and cannot be terminated by the relevant Group Company giving notice of three months or less (a MATERIAL CONTRACT);

(b) which, by virtue of the Proposed Transaction and the Transaction Documents, will result in:

     (i) any other party being relieved of any material obligation or becoming entitled to exercise any material right (including any right of termination or any right of pre-emption or other option); or

     (ii) any Group Company being in material default under any such Agreement;

(c)  which was entered into otherwise than in the ordinary course of business;

(d)  which was entered into otherwise than by way of bargain at arm's length; or

(e) which establishes any material joint venture, consortium, partnership distribution, agency, franchise, profit (or loss) sharing agreement or management agreement.

DEFAULTS

7.2 No Group Company has received written notice in the twelve months prior to the date of this Agreement that it is in material default under any contract to which it is a party; for this purpose, MATERIAL means a default which is likely to have a cost to the Group of not less than L100,000.

8.   LITIGATION, INVESTIGATIONS AND COMPLIANCE WITH LAW

LITIGATION

8.1 No Group Company, or, so far as the Vendor is aware, any person for whose acts or defaults any Group Company is vicariously liable, is a claimant or defendant in or otherwise a party to any material civil or criminal litigation, arbitration or administrative proceedings which are in progress or, so far as the Vendor is aware, threatened in writing by or against it or affecting any of the assets of the relevant Group Company. For this purpose:

(a) MATERIAL shall mean proceedings which (if successful) are likely to result in a cost, benefit or value to the Group of not less than L100,000; and

(b) there shall be excluded any proceedings for collection by a Group Company of debts arising in the ordinary course of business.

INVESTIGATIONS

8.2 No Group Company has received written notice in the twelve months prior to the date of this Agreement of any material investigation by a Governmental Entity concerning any Group Company which is in progress or pending and, so far as the Vendor is aware, there any no circumstances which are likely to give rise to such an investigation.

COMPLIANCE WITH LAW

8.3 Each of the Group Companies has at all material times conducted its business and corporate affairs in such manner so that there have been no material breaches of its memorandum and articles of association, by-laws or other equivalent constitutional documents in its jurisdiction of incorporation.

8.4 In the 18 months prior to the date of this Agreement:

(a) each of the Group Companies has conducted its business and corporate affairs in all material respects in accordance with all applicable laws, legal duties, regulations or by-laws in each country in which such business is carried on save where such breach or default has not had and is not likely to have a cost (including, for these purposes, a loss of profit) to the Group of L750,000 or more; and

(b) there has been no default by any Group Company under any order, decree or judgment of any court or any governmental or regulatory authority in any relevant jurisdiction where such default has had or is likely to have a cost (including, for these purposes, a loss of profit) to the Group of L750,000 or more.

8.5 No Group Company has delivered (which for the purposes of paragraphs 8.5 and 8.6 of this Part shall mean that the Relevant Product is no longer under the control of a Vendor's Group company), or will deliver prior to Completion, any Relevant Product that was manufactured in the 24 months prior to the date of this Agreement and that contains any colorant which was at the time of completion of the manufacture illegal or unapproved and which was known to the food processing industry at that time to be a possible source of contamination for products of a type similar to the Relevant Product in question.

8.6 So far as the Vendor is aware, no Group Company has delivered, or will deliver prior to Completion, any Relevant Product that was manufactured in the 24 months prior to the date of this Agreement and that contains any colorant which at the date of this Agreement is illegal or unapproved and which is at the date of this Agreement known to the food processing industry to be a possible source of contamination for products of a type similar to the Relevant Product in question.

9.   INSOLVENCY ETC.

WINDING UP

9.1 No member of the Vendor's Group nor any Group Company has received any written notice that an order has been made, petition presented or meeting convened for, or has taken any action to commence, the winding up of the Vendor or any Group Company (or equivalent proceeding in its jurisdiction of incorporation) or for the appointment of any provisional liquidator (or equivalent in the jurisdiction of its incorporation).

ADMINISTRATION AND RECEIVERSHIP

9.2 No member of the Vendor's Group nor any Group Company has received any written notice concerning, or has taken any action to commence, the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of the property, assets and/or undertaking of any Group Company.

VOLUNTARY ARRANGEMENT ETC.

9.3 None of the Vendor, the Group Companies or any of their direct or indirect holding companies has made any voluntary arrangement with or for the benefit of its creditors generally.

INABILITY TO PAY DEBTS

9.4 No Group Company is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986. So far as the Vendor is aware, there is no unsatisfied judgment or court order outstanding against any Group Company.

STRIKING OUT

9.5 So far as the Vendor is aware, no action is being taken by the Registrar of Companies to strike any Group Company off the register under section 652 of the Act.

10.  INSURANCE

11.1 In respect of the policies of insurance referred to in clause 16.1 of this
Agreement:

(a)  each policy of insurance is valid and enforceable and not void or voidable;

(b) so far as the Vendor is aware, every actual or potential claim for an amount in excess of L50,000, or circumstances which could reasonably be expected to give rise to a claim for an amount in excess of L50,000, in respect of any Group Company under any policy of insurance has been notified to the insurers; and

(c) the Vendor's Group has not done anything or, so far as the Vendor is aware, omitted to do anything, and will not do any voluntary act or deliberately omit to do anything which entitles the insurers under any policy of insurance to refuse indemnity in a material amount in respect of an any outstanding claim by a Group Company or any claim by a Group Company after Completion in respect of a Pre-Completion Event provided that nothing in this paragraph 11.1(c) shall require any member of the Vendor's Group to incur any cost or liability.

                           PART B PROPERTY WARRANTIES

1.   GENERAL

1.1 The Properties comprise all the land, premises and buildings owned, controlled, vested, occupied or used by any Group Company or in relation to which any Group Company has any estate, right or interest.


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
1.2 The information in respect of the Properties set out in Schedule 8 is true complete and accurate and not misleading in any material respect.

2.   POSSESSION AND OCCUPATION

A Group Company is in possession of the whole of each of the Properties and no other person is in or actually or conditionally entitled to possession, occupation, use or control of any of the Properties.

3.   TITLE

3.1 A Group Company has good and marketable title to each of the Properties which is, where requisite, registered at the Land Registry, with title absolute free from any restriction or notice or, in the event the Property is located in a jurisdiction outside the United Kingdom, the equivalent Governmental Entity responsible for recording title to real property in such other jurisdiction and all original deeds and documents necessary to prove such title are in the possession or under the control of such Group Company or are the subject of binding acknowledgements for production.

3.2 No person has, or so far as the Vendor is aware claims, any security interest, lien, option, right of pre-emption or other similar interest (including any arising by statute) in or over any of the Properties or any relevant deeds or documents.

3.3 No Property is affected by a subsisting contract for sale or other disposition of any interest in it.

3.4 A Group Company is the sole legal and beneficial owner of, and absolutely entitled to, each of the Properties and the proceeds of sale thereof and all fixtures, fittings, plant and equipment at the Properties are owned absolutely by a Group Company free from any encumbrance.

3.5 The statutory declarations sworn by Aubrey de Souza on 20 August 2004 and by Andrew Oakley on 23 July 2004 in respect of Worcester Manufacturing Plant, Midland Road, Worcester WR1 5DT are true and correct.

4.   ADVERSE INTERESTS

4.1 None of the Properties is subject, or so far as the Vendor is aware, reasonably likely to become subject to any matter which would materially and adversely affect the relevant Group Company's ability to continue to carry on its existing business from any Property in the same manner as at present and no Group Company is, or is so far as the Vendor is aware alleged to be, in material breach of any covenant, restriction, condition or obligation (whether statutory or otherwise) affecting the conduct of the existing business at or from the Properties.

4.2 No Property is subject to an order, resolution or, so far as the Vendor is aware, formal proposal for compulsory acquisition or located in an area which is or, so far as the Vendor is aware, formally proposed to be subject to any statutory or other order, which would affect the conduct of the existing business at or from the Properties.

4.3 There is no person in possession or occupation of, or, so far as the Vendor is aware, who has or claims a right or interest of any kind in, the Properties adversely to the relevant Group Company's interest. A Group Company is entitled to and has exclusive possession of the Properties.

5.   RIGHTS ETC.

5.1 So far as the Vendor is aware, each Property benefits from all easements, rights and other contractual rights (if any) necessary for the continued use, enjoyment and maintenance of such Property by the relevant Group Company for the purpose of its existing business carried on at or from such Property.

5.2 Each utility service necessary for each Property's existing use is available to the relevant Group Company.

5.3 The access to each Property is sufficient for the existing use of that Property.

6.   OUTGOINGS

6.1 The Properties are not subject to the payment of any outgoings nor is any Group Company actually or contingently liable to pay any sums in relation to any Property other than the usual rates and taxes and, in respect of leasehold Properties, any rent or other payments due under the relevant lease.

6.2 There is no outstanding liability for any rates, taxes or other outgoings in respect of any of the Properties.

7.   DISPUTES

There are no current or, so far as the Vendor is aware, anticipated notices, actions, disputes, complaints, liabilities, claims or demands relating to or in respect of the Properties or their use, in each case which is material.

8.   PLANNING MATTERS

8.1 So far as the Vendor is aware the Properties which are stated in Schedule 8 to be held freehold and all uses of, and developments on, such Properties comply with all Planning Legislation in all material respects.

8.2 No Permission in respect of any of the Properties which are stated in
Schedule 8 to be held freehold is for a limited period or personal.

8.3 So far as the Vendor is aware all Planning Legislation and all Permissions or Statutory Agreements affecting any of the Properties which are stated in
Schedule 8 to be held freehold have been complied with to date in all material respects.

8.4 No Group Company is subject to any material outstanding monetary claim or liability arising under Planning Legislation or any Permission or Statutory Agreement.

8.5 In this paragraph 8, the following words and expressions have the following meanings:

(a) PLANNING LEGISLATION means all ordinances, rules regulations and legislation intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect the national heritage and any orders, by-laws or regulations made or granted under any of them;

(b) PERMISSION means any planning permission, approval or other equivalent consent, authorisation or licence given or deemed to be given pursuant to planning legislation and includes all conditions attached to it; and

(c) STATUTORY AGREEMENT means any agreement or planning obligation under, as the case may be, Section 38 and Section 278 of the Highways Act 1980,
     Section 33 of the Local Government (Miscellaneous Provisions) Act 1982,
     Section 106 of the Town and Country Planning Act 1990, Section 104 of the Water Industry Act 1991, or to the extend relating to Property located in a jurisdiction other than the United Kingdom, any provision in legislation of a similar nature in such other jurisdiction.

                         PART C ENVIRONMENTAL WARRANTIES

ENVIRONMENTAL MATTERS

1.1 So far as the Vendor is aware, each Group Company is not and has not in the past two years been in material breach of any Environmental Laws.

1.2 There are no claims or proceedings pending against any Group Company with respect to any alleged material breach of Environmental Laws and, so far as the Vendor is aware, no such claims or proceedings have been threatened in writing.

1.3 No written statutory complaints or statutory notices have been received by a Group Company in the two years before the date of this Agreement alleging or specifying any material breach of any Environmental Laws.

1.4 All material Environmental Consents have been obtained by the relevant Group Company and, so far as the Vendor is aware, such Environmental Consents are being complied with by the relevant Group Company in all material respects and there are no written notices indicating that any material Environmental Consent is to be revoked, suspended or not reviewed.

                     PART D INTELLECTUAL PROPERTY WARRANTIES

BUSINESS IP

1.1 Details of all of the Owned IP are set out in Schedule 9. The details are correct. Without derogation from the generality of the foregoing, the beneficial and legal owner or applicant for registration of each Intellectual Property Right specified in Schedule 9 is correctly stated.

1.2 So far as the Vendor is aware, the Owned IP is valid and subsisting and all renewal fees or necessary filings required to be taken in order to maintain the Owned IP has been made.

1.3 So far as the Vendor is aware, none of the Owned IP is subject to any opposition, invalidation, revocation or cancellation proceeding or any similar proceeding or threat of proceeding and neither the Group Companies nor the Vendor's Group has given nor received a written notice relating to such proceedings in the last 12 months before the date of this Agreement.

1.4 No compulsory licences, licences of right or any similar such licences have been granted by a Group Company for the Owned IP.

1.5 So far as the Vendor is aware, the Intellectual Property Rights owned by the Group, the Licences In and the rights granted under the Amoy Trade Mark Licence comprise all the Intellectual Property Rights necessary to allow the Group to carry on the Business as it has been carried out in the 12 months prior to the date of this Agreement in all material respects.

LICENCES IN AND LICENCES OUT

1.6 Copies or details of all material Licences In and all material Licences Out have been disclosed to the Purchasers in the Data Room.

1.7 None of the Group Companies has, in the 12 months prior to the date of this Agreement, received or issued a written notice in respect of a dispute arising under a Licence In or a Licence Out.

NO INFRINGEMENT

1.8 So far as the Vendor is aware, none of the operations of the Group materially infringes, misappropriates or violates the Intellectual Property Rights of a third party.

1.9 None of the Group Companies nor the Vendor's Group has, in the twelve months prior to the date of this Agreement, received a written notice from a third party alleging that the operations of the Group infringe, misappropriate or violate the Intellectual Property Rights of a third party or sent a written notice alleging that a third party is infringing the Business IP or the material Intellectual Property Rights of the Group.

1.10 So far as the Vendor is aware, no third party is infringing, misappropriating or violating the Business IP or the material Intellectual Property Rights of the Group.

ENCUMBRANCES

1.11 The Owned IP is not subject to any assignment, security interest, option, pledge, co-existence agreement, mortgage, charge or lien.

LOSS OF INTELLECTUAL PROPERTY RIGHTS

1.12 So far as the Vendor is aware, neither the Business IP nor the material Intellectual Property Rights of the Group, nor any of the Group's rights under the Licences In or Licences Out will be rendered liable to termination by virtue of the performance of this Agreement.


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
KNOW-HOW

1.13 So far as the Vendor is aware, on Completion the Group will have in its possession all the Know-How relating to the products currently produced, developed or manufactured by the Group necessary to allow the Group to carry on the Business as it was carried on in the 12 months before the date of this Agreement.

DATA PROTECTION

1.14 None of the Group Companies has, in the twelve months prior to the date of this Agreement, received a written notice alleging that the Group has not complied with applicable data protection laws.

1.15 The Group Companies are not bound under the documents listed in the Data Room under the HP Foods Ltd section, in documents E3.4, E3.6, E3.7 and E6.7 by any material restriction or limitation on their right to use, enforce, exploit, license or register the Business IP in the territories covered by such documents nor by any obligation or requirement to disclose any of their material confidential information or Know-How to any third party, outside of the ordinary course of business or in a way which is materially prejudicial to the Business.

                    PART E INFORMATION TECHNOLOGY WARRANTIES

INFORMATION TECHNOLOGY

1.1 The Internal IT Systems are either owned by, or properly licensed or leased to, the Group Companies. None of the Group Companies has, in the twelve months prior to the date of this Agreement, received written notice from a third party alleging that a Group Company is in default under licences or leases relating to the Internal IT Systems.

1.2 Copies or details of all material licences and leases relating to the Internal IT Systems have been disclosed to the Purchasers in the Data Room.

1.3 The Group has not authorised a third party to modify, reverse engineer or create derivative works of software or systems licensed by the Group to third parties or included in the Internal IT Systems, where this would be in breach of a licence or lease from a third party in respect of the Internal IT Systems.

1.4 So far as the Vendor is aware, the Group Companies shall be entitled to continue to use the Internal IT Systems notwithstanding the Proposed Transaction without the additional consent of any third party.

                         PART F DIRECTORS AND EMPLOYEES

DIRECTORS AND EMPLOYEES

1.1 The Disclosure Letter contains materially complete, accurate and up to date details of:


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(a)  the total number of Employees of each Group Company including those who are on long-term leave of absence and who have or may have a right to return to work with a Group Company; and

(b) the grade, period of continuous employment, identity of current employer, location, notice period or term of employment (save in respect of US Employees), salary, bonus payments, and age (save in respect of US Employees whose employment is at will).

1.2 Materially complete and accurate copies of the following have been disclosed to the Purchasers:

(a) standard terms and conditions of employment and applicable benefits of general application;

(b)  the contract of employment of each Senior Employee;

(c) the terms of all current applicable recognition, procedural, collective or other Agreements between a Group Company and any trade union or other body representing the Employees or any of them;

(d) all current applicable redundancy, termination or severance policies (whether contractual or discretionary);

(e) the terms of all share incentive schemes, share option schemes or profit sharing bonus or other incentive schemes applicable to any of the Employees.

1.3 So far as the Vendor is aware, no Group Company has entered into any arrangement or agreement imposing an obligation on a Group Company to provide to the Employees at any future date any share incentive, share option, profit related pay, profit share bonus or other incentive scheme, nor an obligation to materially vary any existing scheme.

1.4 All contracts of employment with any Employee can be terminated by six months' notice or less without giving rise to a claim for damages, severance pay or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

1.5 So far as the Vendor is aware, in the 12 months prior to the date of this Agreement, no payment has been made or promised to be made or benefit given or promised to be given by a Group Company in connection with the variation of any contract of employment of any Senior Employee.

1.6 None of the Senior Employees has given or has been given notice of termination of his/her employment as at the date of this Agreement.

1.7 In the twelve months prior to the date of this Agreement there have been no material disputes between any Group Company and any trade union or other body representing the Employees or any industrial action of the Employees materially affecting any Group Company and, so far as the Vendor is aware, no fact or


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circumstances exist which might reasonably be expected to give rise to such a material dispute.

1.8 There are no outstanding written applications to any Group Company for trade union recognition or de-recognition relating to any of the Employees.

1.9 Save as disclosed to the Purchasers, there is no term of employment for any Senior Employee which provides that the sale of a Group Company entitles the Senior Employee to treat the sale of such Group Company as a breach of contract or entitles him to any payment or benefit on such sale.

1.10 In the twelve months prior to the date of this Agreement, no Group Company has received written notice of any claim in the Employment Tribunal or the Industrial Tribunal or a court of law in relation to any Employee or former employee which is material to that Group Company and, so far as the Vendor is aware, no Group Company is involved in any active, pending or threatened court, tribunal or arbitration proceedings in respect of any current or former Employee, worker or consultant of any Group Company which is material to that Group Company.

1.11 No Group Company has, during the 12-month period ending on the date of this
Agreement:

(a) given notice of redundancies to any relevant regulatory or government body or started consultations with appropriate representatives under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992; or

(b) been a party to a relevant transfer (as defined in Directive 77/187/CC as amended or equivalent in each local jurisdiction).

1.12 Each of Group Companies has complied in all material respects with each obligation imposed on it by, and each order and award made under, statute, regulation, code of conduct and practice and collective agreement relevant to the relations between it and the Employees.

                            PART G PENSION WARRANTIES

1.   DISCLOSURE

The Vendor or its advisers has disclosed to the Purchasers or their advisers:

(a) copies of the trust deed and rules governing the Pension Schemes together with all material separate agreements between the Trustees and any Group Company in relation to funding of the Pension Schemes, member booklets and in respect of the US Pension Schemes, summary plan descriptions (as applicable);

(b) copies of all benefit announcements and correspondence (if any) under which members of the Pension Schemes are granted special benefits not documented in the trust deed and rules governing the Pension Schemes;


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(c)  a copy of the Actuarial Valuations and copies of any Forms 550 filed in respect of the US Pension Schemes;

(d) a list as at April 2005 of the active, deferred and pensioner members of the Pension Schemes and Personal Pensions with all particulars necessary to establish their entitlement to benefits; and

(e) the information at A to C of Schedule 13, which: (i) has been prepared in good faith; (ii) has been prepared with reasonable skill and care; and
     (iii) has been properly extracted in all material respects from the employment records of the Group Companies.

2.   ARRANGEMENTS

Other than the relevant state pension scheme, the Pension Schemes and the Personal Pensions are the only arrangements under which the Companies, in respect of any past or present Employee, provide or are liable in respect of any past or present Employee to provide relevant benefits (as defined in section 612(1) of the Taxes Act or other appropriate statutory provisions in the relevant state or jurisdiction).

3.   REVENUE APPROVAL AND CONTRACTING-OUT

3.1 Each of the Pension Schemes has exempt approval within the meaning of Chapter I of Part XIV of the Taxes Act, or approval or qualification by, and/or due registration with, the appropriate taxation, social security, supervisory, fiscal or other applicable regulatory authorities in the relevant state or jurisdiction relating to its tax approved, favoured or qualified status in the relevant state or jurisdiction.

3.2 A contracting-out certificate (within the meaning of section 7 of the Pension Schemes Act 1993 (UK)) is in force in respect of the UK Pension Scheme.

4.   CONTRIBUTIONS

All amounts due and payable by the Group Companies with respect to any of the Pension Schemes, Personal Pensions or the relevant state pension schemes have been paid.

5.   DISPUTES

In the 12 months prior to the date of this Agreement, neither the Vendor nor, so far as the Vendor is aware, the Trustees or the Group Companies have been a party to any material litigation or received written notice of any material claim (other than routine claims for benefits) having been made or threatened by any Employee against the Group Companies or the Trustees in relation to the Pension Schemes or the Personal Pensions which remains unresolved.

6.   FUNDING

The Vendor is not aware of any action having been taken (except in the ordinary course of operation of the relevant Pension Scheme) by the Vendor, the Trustee or the


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Group Companies since the dates of the Actuarial Valuations that would have a materially adverse effect on the funding position of the relevant Pension Schemes as disclosed in the Actuarial Valuations.

7.   PERSONAL PENSION SCHEMES

Save for the Personal Pensions, the Group Companies have no obligation or liability (actual or contingent, present or future) to contribute to any personal pension scheme (as defined in section 630 of the Taxes Act or other appropriate statutory provisions in the relevant state or jurisdiction) in respect of any of its Employees.

8.   COMPLIANCE

The Pension Schemes and Personal Pensions have at all times been administered in all material respects in compliance with their trust deed and rules (or other governing documentation), all applicable laws, regulations and government taxation and government minimum funding requirements.

                              PART H TAX WARRANTIES

Any reference to "the last six years" in this Part H shall be read as including the whole of any accounting period ending within the last six years. In the case of tax a jurisdiction other than the United Kingdom, however, any reference to "the last six years" in this Part H shall be read to be "the last x years", where X corresponds to the statutory limitation period applicable to tax liabilities in such jurisdiction, and shall be read as including the whole of any accounting period ending within the last x number of years.

1.   RETURNS

So far as the Vendor is aware, each Group Company has within the last six years made all material returns and supplied all other material information required to be supplied to all relevant tax authorities.

2.   DISPUTES AND INVESTIGATIONS

So far as the Vendor is aware, no Group Company is involved in any material current dispute with any tax authority or is or has in the last six years been the subject of any investigation or non-routine visit by any tax authority that has resulted in an adjustment to its tax return and, so far as the Vendor is aware, no Group Company has as a result of such material dispute investigation or non-routine visit become liable to pay any penalty, surcharge, fine or interest in respect of tax.

3.   RESIDENCE

So far as the Vendor is aware, each Group Company is and has at all times in the last six years been resident in its country of incorporation for tax purposes and is not and


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
has not at any time in that period been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement).

4.   TREASURY CONSENTS

So far as the Vendor is aware, no Group Company has in the last six years carried out or caused or permitted to be carried out any of the transactions specified at the relevant time in section 765(1) of the Taxes Act otherwise than with the prior consent of H.M. Treasury in the United Kingdom or specified at the relevant time in section 765A of the Taxes Act without having duly provided the required information to the HM Revenue and Customs.

5.   VALUE ADDED TAX

5.1 In relation to each Group Company, so far as the Vendor is aware:

(a) it is registered for the purposes of VAT, has been so registered at all times in the last three years that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with H.M. Revenue & Customs in the United Kingdom; and

(b) it has complied with and observed in all material respects the terms of VAT legislation in the last three years.

5.2 For the purposes of this paragraph 5, the expression VAT LEGISLATION shall include the Value Added Tax Act 1994 (UK) and all other enactments in relation to VAT and all notices, provisions and conditions made or issued thereunder, including the terms of any Agreement reached with H.M. Revenue & Customs. This paragraph 5 shall apply, with appropriate modifications (including the definition of VAT legislation), to any equivalent sales or turnover tax in any jurisdiction other than the United Kingdom to which any Group Company is subject.

6.   OTHER TAX WARRANTIES

6.1 Neither the execution nor the performance of, nor any action taken in pursuance of, this Agreement, nor the satisfaction of any condition to which this Agreement is subject, nor any other event, transaction, act or omission since the Accounts Date will result in any asset of the Group Company being deemed to have been disposed of and reacquired under section 179 of the TCGA or paragraph 58 of Schedule 29 to the Finance Act 2002.

6.2 Neither the execution nor the performance of, nor any action taken in pursuance of, this Agreement nor the satisfaction of any condition to which this Agreement is subject, nor any other event, transaction, act or omission since the Accounts Date will result in:

(a) stamp duty becoming payable by a Group Company by virtue of section 111 or 113 of the Finance Act 2002; or


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(b)  stamp duty land tax becoming payable by a Group Company by virtue of paragraph 3, 4, 9 or 11 of Schedule 7 to the Finance Act 2003.

6.3 No Group Company holds an estate or interest in land that was transferred to it by an instrument which:

(a)  was executed in the three years ending on the date of this Agreement; and

(b) was stamped on the basis that group relief, or relief under section 76 of the Finance Act 1986, applies; or

(c)  is derived from an estate or interest that was so transferred.

For the purposes of this warranty 6.3:

     "group relief" means relief under any of the following provisions, namely section 42 of the Finance Act 1930, section 11 of the Finance Act (Northern Ireland) 1954 and section 151 of the Finance Act 1995;

     "executed", "instrument" and "stamped" shall be construed in accordance with the Stamp Act 1891; and

     references to the transfer of land include the grant or surrender of an estate or interest in or over land.

6.4 The US Subsidiary is the parent of an affiliated group that includes solely Westminster Condiments, Inc. and is the common parent of a consolidated group including Westminster Condiments, Inc. for US federal income tax purposes. Prior to 31 December 2002, Lea & Perrins of America, Inc., a Delaware corporation, wholly owned the US Subsidiary and was the common parent of a consolidated group including only the US Subsidiary and Westminster Condiments, Inc. for US federal income tax purposes. Lea & Perrins of America, Inc. merged with and into the US Subsidiary on 31 December 2002 (whereby the separate corporate existence of Lea & Perrins of America, Inc. ceased with the US Subsidiary as the surviving corporation). Neither the US Subsidiary nor Westminster Condiments, Inc. has been a member of any other affiliated, consolidated, combined unitary or similar group for tax purposes. The US Subsidiary is not at this time a party to any tax sharing, tax allocation or tax indemnity agreement.

6.5 To the best knowledge of the Vendor, the US Subsidiary is not and has never been a party to any understanding or arrangement described in section 6662(d)(C)(ii) of the Code or any "reportable transaction" within the meaning of Treasury Regulation section 1.6011-4(b) (other than of Treasury Regulation section 1.6011-4(b)(5) or (6)).

6.6 The US Subsidiary is not and will not be obligated to make any payments in connection with the transactions contemplated by this Agreement that will not be deductible under Section 280G of the Code.


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6.7 The US Subsidiary will not be required to include for a tax period (or portion thereof) beginning after the Completion Date taxable income attributable to income economically realized in a tax period (or portion thereof) ending on or prior to the Completion Date and arising from an event or transaction occurring prior to the Completion Date.

6.8 The US Subsidiary is not and has not been within the last five years a United States real property holding corporation (within the meaning of Section 897 of the Code).

6.9 No Group Company is or has been a controlled foreign corporation (within the meaning of Section 957 of the Code), a passive foreign investment company (within the meaning of Section 1297 of the Code) or a foreign personal holding company (within the meaning of Section 551 of the Code).

6.10 No Group Company other than the US Subsidiary is engaged in the conduct of a trade or business in the US (within the meaning of section 864(b) and 882(a) of the Code).

6.11 No Group Company will have any liability after the Completion Date in respect of any written or unwritten tax sharing, tax allocations or tax indemnity agreement executed or agreed prior to the Completion Date.

6.12 So far as the Vendor is aware, no asset of any Group Company has any "held-over gain" (as referred to in section 154 of the TCGA) to which section 154(2) of the TCGA applies.

                          PART I COMPETITION/ANTITRUST

1.1 So far as the Vendor is aware, no Group Company is subject to any investigation, inquiry, proceedings, report or reference by any Competition Authority.

1.2 So far as the Vendor is aware, no Group Company is subject to any enforceable undertaking or assurance given to, or order given by, any Competition Authority.

1.3 So far as the Vendor is aware, no Group Company is, or has during the last 5 years been, a party to any agreement, arrangement or concerted practice that infringes Article 81 or Article 82 of the EC Treaty or equivalent legislation in any jurisdiction in which any Group Company carries on business.

1.4 So far as the Vendor is aware, no Group Company has in the last 2 years been notified of, or threatened with, or is currently engaged in, any litigation in any court in any jurisdiction in which any Group Company carries on business involving a claim relating to Article 81 or Article 82 of the EC Treaty or equivalent legislation.


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                                   SCHEDULE 5

                             PURCHASERS' WARRANTIES

                                   SCHEDULE 6

                              LIMITATIONS ON CLAIMS

GENERAL

1.1 The provisions of this Schedule 6 shall operate to limit or reduce the liability of the Vendor in accordance with the terms thereof.

TIME LIMITS

1.2 The Vendor shall not be liable for any Relevant Claim unless the Vendor receives from the Purchasers written notice containing such details of the Relevant Claim as are then available to the Purchasers (on a without prejudice basis), including the Purchasers' then best estimate of the amount thereof:

(a) in the case of a Relevant Claim other than a Tax Claim or an Environmental Claim or a claim under paragraphs 8.5 or 8.6 of Part A of Schedule 4 on or before the date falling 12 calendar months after Completion;

(b) in the case of an Environmental Claim the date falling on or before the date falling two years after Completion;

(c) in the case of a claim in respect of any breach of the Vendor Warranties set out in paragraphs 8.5 or 8.6 of Part A of Schedule 4 on or before the date falling 9 calendar months after Completion; or

(d) in the case of a Tax Claim (other than a Tax Claim relating to a US Federal, State or local tax matter), on or before the date falling one month after the sixth anniversary from the end of the accounting period of the Group Company concerned in which Completion occurs and, in the case of a Tax Claim relating to a US Federal, State or local tax matter, on or before the date falling one month after the expiration of the applicable statute of limitations.

MINIMUM THRESHOLD FOR EACH CLAIM

1.3 The Vendor shall not have any liability in respect of any Relevant Claim (and for these purposes a number of Relevant Claims arising out of the same subject matter, facts, events or circumstances may be aggregated and form a single Relevant Claim) other than in respect of any Computed Tax Liability (as defined in Schedule 11) unless the liability of the Vendor in respect of such claim exceeds L75,000. For the avoidance of doubt, amounts for which the Vendor has no liability, or by which the Vendor's liability is reduced, as a consequence of the operation of this Schedule 6 shall not be capable of constituting a Relevant Claim or increasing the amount thereof for the purpose of this paragraph 1.3.

1.4 Other than in respect of any Computed Tax Liability (as defined in Schedule
11), no liability shall attach to the Vendor in respect of any Relevant Claim unless the aggregate amount of the liability of the Vendor to the Purchasers in respect


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
of all Relevant Claims exceeds L5,000,000, in which event the Vendor shall be liable (subject always to the other provisions of this paragraph 1.4) only for the excess over L2,500,000. For the avoidance of doubt, amounts for which the Vendor has no liability, or by which the Vendor's liability is reduced, as a consequence of the operation of this Schedule 6 shall not be capable of being aggregated as a Relevant Claim or part thereof with other Relevant Claims for the purposes of this paragraph 1.4 of Schedule 6.

MAXIMUM LIABILITY OF VENDOR

1.5 The total aggregate liability of the Vendor in respect of all Relevant Claims (including, for the avoidance of doubt, claims under paragraphs 1.6 and 1.7 below) shall not exceed L300 million.

1.6 The total aggregate liability of the Vendors in respect of all claims under paragraphs 8.5 and 8.6 of Part A of Schedule 4 shall not exceed L75,000,000.

1.7 The total aggregate liability of the Vendors under this Agreement for Consequential Loss (save for such amount of Consequential Loss, if any, as may be recoverable under paragraphs 8.5 or 8.6 of Part A of Schedule 4) shall not exceed L100,000,000.

NO LIABILITY IF LOSS RESERVED FOR, TAKEN ACCOUNT OF/WHERE LOSS CAUSED BY ACCOUNTING OR TAX POLICIES

1.8 The Vendor shall not be liable for any Relevant Claim (other than a Tax Claim) in respect of any matter to the extent that:

(a) allowance, provision or reserve has been made for such matter in the Accounts or the Completion Statement, or such matter was taken into account in the preparation of the Accounts or the Completion Statement;

(b) payment or discharge of the relevant matter has been made before Completion or was taken into account in the preparation of the Completion Statement; or

(c) such Relevant Claim arises or, such Relevant Claim otherwise having arisen, is increased as a result of any change made after Completion in any accounting or taxation policies or practice (including any tax reporting practice) or the length of any accounting period for tax or other purposes, of any Group Company, the Purchasers or any other company in the same group of companies as the Purchasers other than (as regards any Group Company) a change which is necessary to comply with the law or any generally accepted accounting principles applicable to the Group Company at Completion.

PURCHASERS MUST CLAIM AGAINST THIRD PARTIES

1.9 A Where a Group Company is or the Purchasers are entitled (whether by reason of insurance or payment discount or otherwise) to recover from some other person any sum in respect of tax or any other liability, loss or damage (the RELEVANT
LOSS) the subject of a Relevant Claim (other than a Tax Claim) against the Vendor or for which such a Relevant Claim could be made (and whether before or after the Vendor has made payment hereunder), the Purchasers shall promptly notify the Vendor and provide such information as it may require relating to such liability or dispute and the steps taken or to be taken by the Purchasers or the Group Company in connection with it and, if so required by the Vendor and on the Vendor providing proper indemnities in respect of all costs and expenses to be incurred (excluding, for the avoidance of doubt, any costs and expenses relating to the terms or availability of insurance at any time), the Purchasers shall, and shall procure that any Group Company shall, before seeking to recover any amount from the Vendor under this Agreement (other than pursuant to the Tax Covenant), first take all steps (whether by way of a claim against its insurers or otherwise) including, but without limitation, proceedings as the Vendor may reasonably require to enforce such recovery (including, without limitation, notifying any claims against an insurer in accordance with the terms of the relevant policy and using all reasonable endeavours to recover from such insurer pursuant to such claim) and shall keep the Vendor informed of the progress of any action taken and thereafter any claim against the Vendor shall be limited (in addition to the limitations on the liability of the Vendor referred to in this paragraph) to the amount by which the loss or damage suffered by the Purchasers as a result of such breach shall exceed the amount so recovered provided that nothing in this paragraph shall oblige the Purchasers to take any steps (except in relation to pursuing recovery under any policy of insurance) to recover any sum which is likely to materially adversely affect the business of the Purchasers or the Group.

1.9B If the Purchasers and/or a Group Company has sought for a period of 12 months to recover the Relevant Loss from an insurer or other third party but has not recovered the Relevant Loss in full:

(a) it shall no longer be precluded by virtue of paragraph 1.9A from seeking to recover an unrecovered amount from the Vendor under this Agreement; and

(b) it shall remain obliged to take all steps as the Vendor may reasonably require to enforce recovery against the relevant insurer or third party (and to keep the Vendor informed) as described in paragraph 1.9A above.

If the Purchaser and/or Group Company recovers an amount from the insurer or other third party in respect of the Relevant Loss, the claim against the Vendor shall be reduced by the amount so recovered. If the Purchaser and/or Group Company recovers an amount from the insurer or other third party in respect of the relevant Loss after it has recovered an amount referable thereto from the Vendor, the provisions of paragraph 1.10 shall apply.

PURCHASERS MUST CREDIT AMOUNTS RECEIVED FROM THIRD PARTIES

1.10 If the Vendor pays to the Purchasers an amount in discharge of a Relevant Claim (other than a Tax Claim) and the Purchasers or any Group Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party (including any insurer or taxation authority) a sum which is referable to such Relevant Claim, the Purchasers shall (or, as appropriate, shall procure that such Group Company shall) forthwith repay to the
Vendor:


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
(a) an amount equal to the sum recovered from the third party less any reasonable out-of-pocket costs and expenses incurred by the Purchasers or the Group Company in recovering the same; or

(b) if the figure resulting under paragraph (a) above is greater than the amount paid by the Vendor to the Purchasers in respect of such Relevant Claim, such lesser amount as shall have been so paid by the Vendor;

so as to leave the Purchasers (taking into account the amounts received from the third party and from the Vendor and those payable to the Vendor under this paragraph) in no better or worse position than they would have been in (subject always to the other provisions of this paragraph 1.10) had such Relevant Claim not arisen in the first place.

NO LIABILITY FOR CONTINGENT CLAIMS

1.11 If any Relevant Claim shall arise by reason of some liability which at the time that the Relevant Claim is notified to the Vendor is contingent only, the Vendor shall not be under any obligation to make any payment to the Purchasers thereunder unless and until such time as such contingent liability ceases to be so contingent. This is without prejudice to the right of Purchasers to give notice of the Relevant Claim in accordance with paragraph 1.1 and to issue and serve proceedings in respect of it before such time. For the avoidance of doubt, the fact that the liability may not have become an actual liability by the relevant date provided in paragraph 1.2 shall not exonerate the Vendor from liability in respect of any Relevant Claim properly notified before that date.

NO CLAIM WHERE INSURANCE ALLOWED

1.12 The Vendor shall not be liable in respect of any Relevant Claims to the extent that the amount of such Relevant Claim is recovered under a policy of insurance in force at the date of this Agreement (and for the avoidance of doubt the Purchasers shall, and shall procure that any Group Company shall, notify any claims against insurers in accordance with the terms of the relevant policy and use all reasonable endeavours to recover from such insurer in respect of such claim) or would have been recoverable if after Completion the Group Companies were insured under the same cover applying to the Purchasers' Group's other food businesses.

PURCHASERS TO PROVIDE ACCESS TO WORKING PAPERS

1.13 Upon any Relevant Claim other than a Tax Claim being made, the Purchasers shall use all reasonable endeavours to, and shall co-operate to procure that each Group Company shall use all reasonable endeavours to, make available to accountants and others appointed by the Vendor such relevant records and information as the Vendor reasonably requests in connection with such Relevant Claim (including the position under the provisions contained in paragraph 1.8) and the Purchasers shall, and shall use all reasonable endeavours to procure that each Group Company shall, use all reasonable endeavours to procure that the auditors (both past and then current) of the Group make available to the Vendor and to accountants and others appointed by the Vendor their audit working papers in respect of the audit of any Group Company's accounts for any relevant accounting period in connection with such Relevant Claim. Such access shall be required only within Working Hours and on reasonable notice and shall be at no external cost or expense to the Purchasers or any member of the Purchasers' Group.

NO CLAIMS FOR LOSS OCCASIONED BY VOLUNTARY ACTS OUTSIDE ORDINARY COURSE

1.14 The Vendor shall not be liable for any Relevant Claims other than Tax Claims (or where such a Relevant Claim is increased, the increase) which would not have arisen but for a voluntary act, deliberate omission or transaction carried out after:

(a) the date hereof by the Purchasers or their respective directors, employees or agents, each otherwise than in the ordinary and usual course of business of a Group Company as carried on up to Completion; or

(b) the date of Completion by a Group Company or their respective directors, employees or agents, each otherwise than in the ordinary and usual course of business of a Group Company as carried on as at Completion.

1.15 For the purposes of paragraph 1.14, an act or omission shall not be regarded as "voluntary" or "deliberate" if it is done or effected:

(a)  at the request or with the consent of the Vendor; or

(b) in order to comply with any law or regulation or any legal or regulatory obligation then in force, or any contractual obligation of a Group Company in force at Completion, and applicable to the Purchasers or relevant Group Company.

VENDOR NOT LIABLE FOR RETROSPECTIVE LEGISLATION, DECISIONS

1.16 Save as specified in paragraph 8.6 of Part A of Schedule 4, the Vendor shall not be liable in respect of any Relevant Claim (other than a Tax Claim) to the extent that such Relevant Claim is attributable to, or such Relevant Claim otherwise having arisen, is increased as a result of any legislation not in force at the date hereof or any change of law (or a change in interpretation or decision having retrospective effect or the basis of case law), regulation, directive or requirement or administrative practice (including but not limited to the practice of any tax authority) which takes effect retroactively or occurs as a result of any change in the rates of taxation made after Completion or a decision that any national laws in force at the time did not comply with European Union law in force at the relevant time.

THIRD PARTIES MAY NOT CLAIM

1.17 The Vendor Warranties and claims arising under the Tax Covenant or under or in connection with any provision of this Agreement shall be actionable only by the Purchasers and no other party (for the avoidance of doubt, whether or not a member of the Purchasers' Group) shall be entitled to make any claim or take any action whatsoever against the Vendor under or arising out of or in connection with this Agreement or the Tax Covenant.

PURCHASERS MUST GIVE PROMPT NOTICE OF CLAIMS; REMEDY PERIOD

1.18 A breach of the Vendor Warranties which is capable of remedy shall not entitle the Purchasers to compensation unless the Vendor is given written notice of such breach within 30 days after the Purchasers become aware of it and such breach is not remedied within 30 days after the date on which such notice is served on the Vendor. If such a breach has not been remedied within that 30 day period, then the date on which notice of a Relevant Claim in respect of that breach shall be deemed to have been given to the Seller for the purpose of paragraph 1.2 above shall be the date on which notice was given under this paragraph 1.18.

PURCHASERS MAY NOT RECOVER SAME LOSS TWICE

1.19 The Purchasers shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one claim under this Agreement.

DAMAGES ARE SOLE REMEDY; NO RESCISSION

1.20 The sole remedy against the Vendor for any breach of any of the Vendor Warranties, any other breach of this Agreement by the Vendor or any event giving rise to liability on the Vendor under the Tax Covenant shall be an action for damages and the Purchasers shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever, other than any such rights in respect of fraud.

NOTHING TO RESTRICT PURCHASERS' DUTY TO MITIGATE

1.21 Nothing in this Schedule 6 shall in any way restrict or limit the general obligation at law of the Purchasers and, following Completion, any member of the Purchasers' Group to mitigate any loss or damage which it may suffer in consequence of any breach by the Vendor of the terms of this Agreement (other than under the Tax Covenant) or any fact, matter, event or circumstance likely to give rise to a Claim (other than under the Tax Covenant).

WAIVER OF RIGHT OF SET-OFF

1.22 The Purchasers hereby waive and relinquish any right of set-off or counterclaim, deduction or retention which the Purchasers might otherwise have in respect of any Claim out of any payments which the Purchasers may be obliged to make (or procure to be made) to the Vendor pursuant to this Agreement or otherwise.

NO WINDFALL

1.23 In calculating the liability of the Vendor in respect of any Relevant Claim other than a Tax Claim, there shall be taken into account the value of any quantifiable cash benefit accruing to any member of the Purchasers' Group or any Group Company as a result of the matter or circumstances giving rise to such Relevant Claim pursuant to which any amounts are recovered, including, without prejudice to the generality of the foregoing, any amount of any tax relief obtained by any member of the Purchasers' Group or any Group Company and any amount by which any tax for which any member of the Purchasers' Group or Group Company is liable to be assessed or made accountable is reduced or extinguished arising in consequence of such matter or circumstances.

SPECIFIC CLAIMS

1.24 The Purchasers acknowledge and agree that the only Vendor Warranties which shall apply in relation to:

(a)  property matters shall be those set out in Part B of Schedule 4;

(b) environmental matters shall be those set out in Part C of Schedule 4 (and, for the avoidance of doubt, this does not include product liability matters)

(c) intellectual property matters and Intellectual Property Rights shall be those set out in Part D of Schedule 4;

(d)  information technology matters shall be those set out in Part E of Schedule
     4;

(e)  employment matters shall be those in Part F of Schedule 4;

(f)  pensions matters shall be those set out in Part G of Schedule 4;

(g)  tax shall be the Tax Warranties set out in Part H of Schedule 4; and

(h)  competition/anti-trust matters shall be those set out in Part I of Schedule
     4,

except that none of the restrictions in this paragraph 1.24 shall apply to limit any Relevant Claim for breach of the Warranties contained in paragraphs 2.1 to
2.4 (The Accounts), paragraphs 2.5 to 2.7 (Books of Account), paragraphs 2.8(a) and (b) (Position since Accounts Date), paragraph 3 (Financial Debt), paragraph 4 (Guarantees and Indemnities), paragraph 8 (Litigation), or paragraph 9 (Insolvency etc.) of Part A of Schedule 4.

1.25 The Purchasers acknowledge and agree that the only Vendor Warranties which shall apply in relation to contamination by any illegal or unapproved colorant shall be those set out in paragraphs 8.5 or 8.6 of Part A of Schedule 4.

                                   SCHEDULE 7

                             COMPLETION ARRANGEMENTS

                         PART A : COMPLETION OBLIGATIONS

                                   SCHEDULE 8

                                PROPERTY DETAILS

                                   SCHEDULE 9

                              INTELLECTUAL PROPERTY

                                    OWNED IP

                                   SCHEDULE 10
                      POST-COMPLETION FINANCIAL ADJUSTMENTS

                                    PART A :
                                   PRELIMINARY

1. This Schedule sets out provisions relating to:

(a) certain specific accounting treatments which shall apply for the purposes of the Completion Statement (Part B);

(b) procedures and other provisions relating to the preparation and settlement of the Completion Statement (Part C); and

(c) financial adjustments (to the extent applicable) to each Initial Share Price in respect of Working Capital, External Debt, Cash and Intra-Group Payables/Receivables when the Completion Statement has been finally agreed or otherwise determined (Part D).

2. In preparing the Completion Statement:

(a) the items and amounts to be included in the calculation of External Debt, Cash, Intra-Group Payables, Intra-Group Receivables and Working Capital for the purposes of the Completion Statement shall be identified by applying the relevant definition in clause 1 of this Agreement (subject, where applicable, to paragraphs 3 and 4 of Part A of this Schedule);

(b) in applying each such definition and the provisions of paragraphs 3 and 4 of Part A of this Schedule and determining which items and amounts are to be included in the Completion Statement:

     (i) to the extent that the treatment or characterisation of the relevant item or amount is dealt with in the Specific Accounting Treatments, the relevant Specific Accounting Treatment(s) shall apply;

     (ii) to the extent that the treatment or characterisation of the relevant item or amount is not dealt with in the Specific Accounting Treatments but is dealt with in the Accounting Principles, the applicable Accounting Principle(s) shall apply (including in relation to the exercise of accounting discretion and judgement); and

     (iii) to the extent that the treatment or characterisation of the relevant item or amount is not dealt with in either the Specific Accounting Treatments or the Accounting Principles, the relevant Danone accounting policies in place as at 1 January 2005 shall apply.

3. None of the following are included in External Debt, Cash, Intra-Group Payables, Intra-Group Receivables and Working Capital and, accordingly, none of the following shall be included in the Completion Statement:

(a) any record of, or provision or accrual for, any liability of any Group Company in respect of pension, retirement indemnity (of which there are none) or other post-retirement benefits (of which there are none);

(b) any amount in respect of deferred tax (whether as a liability or an asset); and

(c) any amounts in respect of liabilities (contingent or otherwise) for which the Vendor is obliged to indemnify the Purchasers and/or any of the Purchasers' Affiliates under the terms of the Transaction Documents in order to avoid double counting.

4. For the purposes of calculating External Debt, Cash and Working Capital for any Group Company, any amounts which are to be included in any such calculation which are expressed in a currency other than sterling shall be converted into sterling at the Exchange Rate as at the Completion Date.

5. For the avoidance of doubt, Intra-Group Payables and Intra-Group Receivables owed between Group Companies, on the one hand, and members of the Vendor's Group, on the other hand, which are expressed in a currency other than sterling shall be agreed or determined in the currency in which they are respectively expressed and paragraph 6 of Part D of this Schedule 10 shall apply in respect of payments to be made in relation to those Intra-Group Payables and Intra-Group Receivables pursuant to Part D of this Schedule 10.

6. References in this Schedule 10 and the Annexes to any "Estimated" amount means that amount agreed by the Vendor and the Purchasers in good faith and based upon the accounting records.

7. For the avoidance of doubt, all inventory reserves (including without limitation raw, in process and finished goods) shall include a reserve for any inventory identified as part of the Purchasers' testing regime pursuant to paragraph 3(b) of Schedule 3 of the Agreement and which are in the process of being destroyed but have not been destroyed as at the Completion Date. In addition, the corresponding appropriate reserve for disposal costs will be included in reserves at Completion.

                                    PART B :
                         SPECIFIC ACCOUNTING TREATMENTS

1. The selling, advertising and promotional regimes (including without limitation, all coupons and other consumer promotional expenses) and current terms of business will be reflected in the Completion Statement on a basis consistent with the Group Companies' procedures as reflected in the statutory books and books of account of each Group Company for the year ended on the Accounts Date.

2. Subject to paragraph 1 above, the Working Capital shall be prepared on a basis consistent with the Working Capital Analysis.

3. If the shares of B.E. International Foods (HK) Limited are not sold prior to the Completion Date, there shall be a pro rata adjustment of Working Capital, Target

Working Capital, External Debt and Cash to reflect the 45% share of the minority shareholder in that company.

                                    PART C :
                              COMPLETION STATEMENT

1. The Vendor shall, or shall procure that the Vendor's Accountants shall, after Completion prepare a draft statement (the COMPLETION STATEMENT) showing the External Debt, Cash, Intra-Group Payables, Intra-Group Receivables and Working Capital. The Completion Statement shall be in the form set out in Annex 2 to this Schedule 10. The amount of Working Capital set out against each Relevant Company Group shall be determined by the Vendor by pro-rating the Working Capital between the Relevant Company Groups in the same proportion as the Debt Free/Cash Free Price in respect of the Shares. The Purchasers shall co-operate fully with the Vendor and shall provide all assistance reasonably requested by the Vendor to facilitate the preparation of the Completion Statement.

2. The Vendor shall, by no later than 45 days after Completion, deliver the draft Completion Statement to the Purchasers.

3. No individual adjustment for an amount of less than L30,000 shall be made to the draft Completion Statement as a result of the process described in this Part C unless the parties agree otherwise. For the avoidance of doubt, there shall be no adjustment to the draft Completion Statement for adjusting post balance sheet events occurring or knowledge acquired following delivery of the draft Completion Statement pursuant to paragraph 2 above (by way of example, the amount stated in the draft Completion Statement in respect of any debtor or creditor (including any provision or accrual) shall be determined as at Completion, and shall not be adjusted for any reason related to the status of that debtor or creditor following delivery of the draft Completion Statement).

4. The Purchasers shall notify the Vendor in writing (such notification being an OBJECTION NOTICE) within 45 Business Days after receipt whether or not the Purchasers accept that the draft Completion Statement has been prepared in accordance with the relevant provisions of this Agreement. Any notice indicating that the Purchasers do not so accept the draft Completion Statement shall for the purposes of this Agreement if it sets out in detail the Purchasers' reasons for such non-acceptance and specifies the adjustments (not including any adjustment prohibited by paragraph 3 above) which, in the Purchasers' opinion, should be made to the draft Completion Statement in order to comply with the requirements of this Agreement. Ultimately, the validity of any such notice from the Purchasers shall be a matter for determination by the Independent Firm (as defined in paragraph 7 below). Except for the matters specifically set out in such notice, the Purchasers shall be deemed to have accepted the draft Completion Statement in full.

5. If the Purchasers serve an Objection Notice in accordance with paragraph 4, then the Vendor and the Purchasers shall use all reasonable endeavours (in conjunction with Vendor's Accountants and the Purchasers' Accountants) (a) to meet and discuss the objections of the Purchasers and (b) to reach agreement upon the adjustments (if any) required to be made to the draft Completion Statement, within a period of fifteen days after receipt by the Vendor of the Objection Notice.

6. If the Purchasers notify the Vendor in writing that the Purchasers are satisfied with the draft Completion Statement (either as originally submitted or after adjustments agreed between the Vendor and the Purchaser pursuant to paragraph 5) or if the Purchasers fail to give a Objection Notice within the period referred to in paragraph 4, then the draft Completion Statement (as so adjusted, if applicable) shall constitute the Completion Statement for the purposes of this Agreement.

7. If the Vendor and the Purchasers do not reach agreement within fifteen days of receipt by the Vendor of the Objection Notice, then the matters in dispute may be referred (on the application of either the Vendor or the Purchasers) for determination by Ernst & Young or, if that firm is unable or unwilling to act, by such other firm of chartered accountants of international standing as shall be agreed by the Vendor and the Purchasers or, failing agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Vendor or the Purchasers (the INDEPENDENT FIRM). The Vendor and the Purchasers shall use all reasonable endeavours to agree with the Independent Firm the precise terms of reference to apply to its role as soon as reasonably practicable following a referral to the Independent Firm. Each party shall procure that its Accountants comply, and shall instruct the Independent Firm to comply, with the provisions of this paragraph 7 and each party shall instruct the Independent Firm to give its determination within ten days of the completion of the procedure set out in paragraphs (a) to (c) (inclusive) below by the Purchasers and the Vendor. The following general terms of reference and procedure shall apply in any such event:

(a) the Vendor's Accountants and Purchasers' Accountants shall each prepare a written statement within fifteen days of the formal appointment of the Independent Firm on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Independent Firm for determination (with copies thereof at the same time to the other Accountants);

(b) following delivery of their respective submissions each of the Accountants shall have the opportunity to comment once only on the other's submissions by written comment delivered to the Independent Firm not later than ten days after receipt of the other's submissions by the Vendor or the Purchasers (as the case may be);

(c) any response to a subsequent request by the Independent Firm for information from either of the Accountants shall be copied to the other Accountants at the same time as it is delivered to the Independent Firm and, unless otherwise directed by the Independent Firm, the other Accountants may, within ten days after receipt of such information, comment once only on that information to the Independent Firm (with the copies thereof at the same time to the first

     Accountants). Thereafter, neither the Vendor nor the Purchasers nor their respective Accountants shall be entitled to make further statements or submissions except insofar as the Independent Firm so requests (in which case it shall, on each occasion, give the other parties (unless otherwise directed) ten days to respond to any statements or submission so made);

(d) in giving its determination, the Independent Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Completion Statement in respect of the matters in dispute between the Purchasers and the Vendor and referred to it pursuant to this paragraph 7 (and, for the avoidance of doubt, not any other matters) in order to comply with the requirements of this Agreement and to determine finally the Completion Statement;

(e) the Independent Firm shall determine (using its own legal advice as appropriate) any question of the legal construction of this Agreement but only insofar as it is relevant to the determination of the Completion Statement;

(f) the Independent Firm shall act as an expert (and not as an arbitrator) in making any such determination and any such determination (including any determination of any fact which it has found it necessary to determine for the purposes of its determination pursuant to this paragraph 7) shall, in the absence of manifest error, be final and binding on the parties;

(g) without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Independent Firm's determination, including any determination under paragraphs (e) or (f) above (save as referred to in those paragraphs).

8. The respective costs of each of the Purchasers and the Vendor in connection with the preparation, review and agreement or determination of the Completion Statement shall be their own responsibility and for their own account to the extent that they are incurred at any time PROVIDED THAT the professional fees payable to the Independent Firm in respect of the appointment of the Independent Firm shall be shared in equal proportions by the Purchasers and the Vendor.

9. The fees and expenses of the Independent Firm shall be shared equally between the Vendor on the one hand and the Purchasers on the other, or in such other proportions as the Independent Firm shall determine.

10. When the Completion Statement has been agreed or otherwise determined in accordance with the preceding paragraphs, then the amounts shown in the Completion Statement as the Working Capital for each respective Group Company and the External Debt, Cash, Intra-Group Payables and Intra-Group Receivables for each respective Group Company (as applicable) shall be final and binding for the purposes of this Agreement.

11. The Vendor and the Purchasers each acknowledge that the sole purpose of the Completion Statement is to determine the amount of the Working Capital, External

Debt, Cash, Intra-Group Payables and Intra-Group Receivables for the purposes of the adjustments and payments set out in clauses 3 and 7 of this Agreement and this Schedule 10.

                                    PART D :
                         FINANCIAL ADJUSTMENT PROVISIONS

1. When the Completion Statement has been finally agreed or otherwise determined in accordance with Part C of this Schedule 10, the following adjustments to each Initial Share Price shall be made, respectively, in respect of Working Capital, External Debt, Cash, Intra-Group Payables and Intra-Group Receivables.

2. In relation to Working Capital:

(a) if the aggregate Working Capital of the Relevant Company Group is greater than the Target Working Capital of that Relevant Company Group, then the relevant Purchaser shall pay an amount equal to the difference to the Vendor; or

(b) if the aggregate Working Capital of the Relevant Company Group is less than the Target Working Capital of that Relevant Company Group, then the Vendor shall pay an amount equal to the difference to the relevant Purchaser, provided that no payments shall be made at all pursuant to this paragraph 2 if the amount of the difference between the aggregate Working Capital of the Group and the Target Working Capital of the Group is less than L100,000.

3. In relation to External Debt:

(a) if the aggregate External Debt of the Relevant Company Group is less than the Estimated External Debt of that Relevant Company Group, then the relevant Purchaser shall pay an amount equal to the difference to the Vendor; or

(b) if the aggregate External Debt of the Relevant Company Group is greater than the Estimated External Debt of that Relevant Company Group, then the Vendor shall pay an amount equal to the difference to the relevant Purchaser.

4. In relation to Cash:

(a) if the aggregate Cash of the Relevant Company Group is greater than the Estimated Cash of that Relevant Company Group, then the relevant Purchaser shall pay an amount equal to the difference to the Vendor; or

(b) if the aggregate Cash of the Relevant Company Group is less than the Estimated Cash of that Relevant Company Group, then the Vendor shall pay an amount equal to the difference to the relevant Purchaser.

5. In relation to Intra-Group Payables and Intra-Group Receivables:

(a) if any such particular Intra-Group Payable is greater than the applicable Estimated Intra-Group Payable, then the Vendor shall pay to the relevant

     Purchaser an amount in sterling equal to the total amount (including interest, if any) which the relevant Purchaser is required to procure is paid in respect of that Intra-Group Payable under clause 7 of this Agreement;

(b) if any such particular Intra-Group Payable is less than the applicable Estimated Intra-Group Payable, then the relevant Purchaser shall pay to the Vendor an amount in sterling equal to the total amount (including interest, if any) which the Vendor is required to procure is paid in respect of that Intra-Group Payable under clause 7 of this Agreement;

(c) if any such particular Intra-Group Receivable is greater than the applicable Estimated Intra-Group Receivable, then the relevant Purchaser shall pay to the Vendor an amount in sterling equal to the total amount (including interest, if any) which the Vendor is required to procure is paid in respect of that Intra-Group Receivable under clause 7 of this Agreement;

(d) if any such particular Intra-Group Receivable is less than the applicable Estimated Intra-Group Receivable, then the Vendor shall pay to the relevant Purchaser an amount in sterling equal to the total amount (including interest, if any) which the relevant Purchaser is required to procure is paid in respect of that Intra-Group Receivable under clause 7 of this Agreement.

6. If and to the extent that any amount required to be paid under clause 7.3 of this Agreement in respect of any Intra-Group Payable or Intra-Group Receivable is expressed in a currency other than sterling, the corresponding amount in sterling to be paid under paragraph 5 shall be calculated by converting that amount into sterling at the Exchange Rate as at the Business Day which is two clear Business Days before payment is required to be made under paragraph 8.

For the avoidance of doubt, if no estimate of any such Intra-Group Payable or Intra-Group Receivable is included in Part B of Annex 1 to this Schedule 10, then the Estimated Intra-Group Payable or Estimated Intra-Group Receivable in that case shall be deemed to be zero and the whole amount of it shall therefore be adjusted for pursuant to this paragraph 6.

7. Any payment required to be made pursuant to any of paragraphs 2 to 4 inclusive shall be paid by the Vendor or the relevant Purchaser (as the case may be) together with an amount equal to interest on such payment at the Contract Rate for the period from (but excluding) the Completion Date to (and including) the due date for payment pursuant to the relevant clause, calculated on a daily basis.

8. Once the Completion Statement has been agreed or otherwise determined in accordance with the provisions of Part C of this Schedule 10, the Vendor may, by written notice to the Purchasers, request that the sums which each is respectively obliged to pay pursuant to this Part D shall be aggregated and set off against each other. Whichever of the Vendor or Purchasers is then left with any payment obligation under those clauses shall make the applicable payment(s) within five Business Days of the date on which the Completion Statement is agreed or so determined. Any such payment shall be made in accordance with the provisions of clause 18 of this Agreement, as the case may be.

9. If any adjustment (the amount being the REQUIRED ADJUSTMENT) is required to the price of a Company's Shares pursuant to the Financial Adjustment Provisions or a payment in satisfaction of a liability under a Vendor Obligation and, as a result, the price of those Shares would be less than L1, then:

(a) the price of that Company's Shares shall be reduced to L1 (the amount of such reduction being the REVISED ADJUSTMENT); and

(b) the prices of the other Companies' Shares which at the relevant time exceeded L1 shall be reduced in aggregate by an amount equal to the difference between the Required Adjustment and the Revised Adjustment with the price of each such particular Company's Shares being reduced in the same proportion as that particular price bears at the relevant time to the aggregate of all such other prices (or adjusted in such other manner as the Vendor and the Purchasers agree to be appropriate in the circumstances).

                             ANNEX 1 TO SCHEDULE 10:

                                ESTIMATED AMOUNTS

PART A: TARGET WORKING CAPITAL, ESTIMATED CASH AND ESTIMATED EXTERNAL DEBT

    Relevant Company Group       Target Working Capital (L)   Estimated Cash (L)   Estimated External Debt (L)
------------------------------   --------------------------   ------------------   ---------------------------
HP Foods Limited                         18,260,000                     0                   5,395,000
HP Foods Holdings Limited                   440,000                     0                     130,000
HP Foods International Limited            3,300,000                     0                     975,000
                                         ----------                   ---                   ---------
Total                                    22,000,000                     0                   6,500,000
                                         ==========                   ===                   =========

  PART B: ESTIMATED INTRA-GROUP PAYABLES AND ESTIMATED INTRA-GROUP RECEIVABLES

         Group Company           Estimated Intra-Group Payables (L)   Estimated Intra-Group Receivables (L)
------------------------------   ----------------------------------   -------------------------------------
                                          Amount   Creditor                    Amount       Debtor
                                          ------   --------                 ----------   ------------
HP Foods Limited                             0                               6,640,000      Danone
                                                                                            Finance
                                                                                            Ireland
                                                                                            Limited

HP Foods Holdings Limited                    0                                160,000       Danone
                                                                                            Finance
                                                                                            Ireland
                                                                                            Limited

HP Foods Holdings Limited                    0                               2,866,935      Danone
                                                                                         Holdings (UK)

HP Foods International Limited               0                               1,200,000      Danone
                                                                                            Finance
                                                                                            Ireland
                                                                                            Limited
Total                                      ---                              ----------
                                             0                              10,866,935
Total                                      ===                              ==========

                             ANNEX 2 TO SCHEDULE 10:

                           COMPLETION STATEMENT FORMAT

                                                 Column 4
   Column 1       Column 2      Column 3        Intra-Group              Column 5
Working Capital     Cash     External Debt       Payables        Intra-Group Receivables
---------------   --------   -------------   -----------------   -----------------------
                                             Amount   Creditor       Amount   Debtor
                                             ------   --------       ------   ------


                             ANNEX 3 TO SCHEDULE 10:

                 PRICEWATERHOUSECOOPERS WORKING CAPITAL ANALYSIS

                             ANNEX 4 TO SCHEDULE 10:

                ELEMENTS OF RECONCILIATION BETWEEN THE MANAGEMENT
                           ACCOUNTS AND THE ACCOUNTS

The main differences between the Management Accounts and the Accounts are explained by a different accounting treatment of some items, including without limitation:

-    DIB Canada

-    Reversal of undue year-end rebate accrual

-    Royalties paid to Amoy

-    Reclassification of interest cost and return on plan assets

-    Fair value of stock options

-    Change in fair value of hedging investments

-    Group contribution.

                                   SCHEDULE 11

                                  TAX COVENANT

                                  SCHEDULE 12

                                    PROPERTY

                                  SCHEDULE 13

                                 DATA ROOM LIST


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
                                   SCHEDULE 14

                             DISTRIBUTION AGREEMENTS


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
SIGNED by Claude Elmaleh     )   CLAUDE ELMALEH
for and on behalf of         )
Danone Holdings (UK)         )
in the presence of           )

Graham Kirk
Solicitor
65 Fleet Street
London EC4Y 1HS

SIGNED by Daniel G. Milich   )   DANIEL G. MILICH
for and on behalf of         )
H.J. Heinz Company Limited   )
in the presence of           )

Graham Kirk
Solicitor
65 Fleet Street
London EC4Y 1HS

SIGNED by Mitchell Ring      )   MITCHELL RING
for and on behalf of         )
H.J. Heinz Company           )
in the presence of           )

Graham Kirk
Solicitor
65 Fleet Street
London EC4Y 1HS


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